Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Ordinary Shares of

AVG TECHNOLOGIES N.V.

at

$25.00 Per Share

by

AVAST SOFTWARE B.V.

a direct wholly owned subsidiary of

AVAST HOLDING B.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 31, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Avast Software B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Purchaser”) and a direct wholly owned subsidiary of Avast Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Parent”), is offering to purchase all outstanding ordinary shares, with a nominal value of €0.01 per share (the “Shares”), of AVG Technologies N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“AVG”), at a purchase price of $25.00 per Share (the “Offer Price”), in cash, without interest and less applicable withholding taxes or other taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as each may be amended or supplemented from time to time, “Offer”).

The Offer is being made pursuant to a Purchase Agreement, dated as of July 6, 2016 (as it may be amended from time to time, the “Purchase Agreement”), by and among AVG, Purchaser and Parent. Unless the Offer is extended or earlier terminated, the Offer will expire at 11:59 p.m., New York City time, on August 31, 2016 (the “Expiration Time,” unless the Offer is extended in accordance with the Purchase Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will, promptly after the Expiration Time, accept for payment all Shares validly tendered pursuant to the Offer and not properly withdrawn (the time of acceptance of Shares for payment, the “Acceptance Time”) and, promptly after the Acceptance Time, pay for all such Shares (such time of payment, the “Offer Closing”). After the consummation of the Offer, we intend to cause AVG to terminate the listing of the Shares on the New York Stock Exchange. As a result, AVG would cease to be publicly traded. In addition, after the consummation of the Offer we intend to take steps to cause AVG to terminate or suspend its reporting obligations with the United States Securities and Exchange Commission (the “SEC”).

After due and careful discussion and consideration, including a thorough review of the Offer with their outside legal and financial advisors, AVG’s supervisory board (the “AVG Supervisory Board”) and management board (the “AVG Management Board,” and together with the AVG Supervisory Board, the “AVG Boards”) by unanimous vote of all directors present or represented and voting (a) approved the terms of, and the transactions contemplated by, the Purchase Agreement, the Asset Sale Agreement (as defined below) and all other documents conducive to AVG’s obligations under the Purchase Agreement (collectively, the “AVG Transaction Documents”), and approved AVG’s entry into the AVG Transaction Documents; and (b) determined to support the Offer and to recommend that AVG shareholders accept the Offer, subject to the terms and conditions of the AVG Transaction Documents. The AVG Boards also unanimously approved (i) the Asset Sale (as defined below), the subsequent Dissolution (as defined below) and the Liquidation Distribution (as defined below) and the appointment of a liquidator; (ii) the terms and conditions of the Asset Sale Agreement and the entry into the Asset Sale Agreement by AVG upon Purchaser’s request as set forth in the AVG Transaction Documents; and (iii) the proposed amendment of the articles of association of AVG if the Asset Sale (as defined below) is pursued and the proposed amendment of the articles of association of AVG and conversion of AVG into a private company with limited liability if the Asset Sale is not pursued.

The AVG Boards unanimously support the Offer and recommend that AVG shareholders accept the Offer. The AVG Boards unanimously recommend that you vote “for” each of the items that contemplate a vote of AVG shareholders at the extraordinary general meeting of AVG shareholders scheduled to be held on August 23, 2016 at 10:00 A.M., Central European Time, at the offices of Allen & Overy LLP, Apollolaan 15, 1077 AB Amsterdam, The Netherlands (the “EGM”). At the EGM, AVG shareholders will be requested to vote on the Asset Sale (as defined below), the Dissolution (as defined below), the Liquidation Distribution (as defined below), the appointment of the liquidator, the appointment of directors designated by Purchaser to the AVG Boards and other matters contemplated by the Purchase Agreement.

Following the Expiration Time, Purchaser intends to provide for a subsequent offering period (the “Subsequent Offering Period”) of at least 10 business days in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (as amended from time to time and, together with the rules and regulations promulgated thereunder, the “Exchange Act”) and in accordance with the Purchase Agreement. The Subsequent Offering Period may be extended by Purchaser in accordance with the Purchase Agreement for at least seven business days following the announcement that Purchaser or its designee intends to effect the Asset Sale (as defined below) (such extension, the “Minority Exit Offering Period”). Under no circumstances will interest be paid on the Offer Price paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), or any delay in making payment for Shares.

The Purchase Agreement provides, among other things, that, as promptly as practicable following the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), Purchaser may complete a corporate reorganization of AVG and its subsidiaries (the “Subsequent Reorganization”). The Subsequent Reorganization will utilize processes available to Purchaser under Dutch law to ensure that (a) Purchaser becomes the owner of all of AVG’s business operations from and after the consummation of the Subsequent Reorganization and (b) any AVG shareholders who do not tender their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) are offered or receive the same consideration for their Shares as those shareholders who tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), without interest and less applicable withholding taxes (including Dutch dividend withholding tax (dividendbelasting)) or other taxes. As a result of the Subsequent Reorganization, it is anticipated that AVG will be liquidated or become wholly owned by Purchaser. The Subsequent Reorganization may also include the conversion of AVG from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

If the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Parent, Purchaser and their respective subsidiaries, represents at least 95 percent of the then outstanding Shares, Purchaser intends to effect the Subsequent Reorganization by means of compulsory acquisition of Shares held by non-tendering AVG shareholders in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code (the “Compulsory Acquisition”).

If the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Parent, Purchaser and their respective subsidiaries, represents fewer than 95 percent but at least 80 percent of the then outstanding Shares, Purchaser intends to, or intends to cause its designee to, subject to the approval of AVG shareholders at the EGM, promptly after the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), effect the Subsequent Reorganization by means of a sale of all or substantially all of the assets of AVG to Purchaser or its designee pursuant to an asset sale agreement (the “Asset

Sale Agreement”) in exchange for (a) cash and a note payable in an aggregate amount equal to the Offer Price multiplied by the total number of Shares outstanding as of the Offer Closing and (b) the assumption by Purchaser or its designee of substantially all liabilities of AVG (the “Asset Sale”).

Any Subsequent Reorganization other than the Compulsory Acquisition or the Asset Sale and the Dissolution requires the approval of the independent directors of AVG.

Upon consummation of the Asset Sale, Purchaser would own all of AVG’s business operations and would be the principal shareholder in AVG, and the non-tendering AVG shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. Upon completion of the Asset Sale, AVG will be dissolved and liquidated in accordance with applicable Dutch liquidation procedures (the “Dissolution”). Purchaser would then provide an indemnity or guarantee to the liquidator for any deficit in the estate of AVG, to enable the liquidator to make an advance liquidation distribution in cash (the “Liquidation Distribution”) to each non-tendering AVG shareholder in an amount equal to the Offer Price, without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes, for each Share then owned.

The applicable withholding taxes (including Dutch dividend withholding tax) and other taxes, if any, imposed on AVG shareholders in respect of the Liquidation Distribution are likely to be different from, and greater than, the taxes imposed upon such AVG shareholders had they tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable).

See Section 11 — “The Purchase Agreement; Other Agreements and “Section 12 — “Purpose of the Offer; Plans for AVG” of this Offer to Purchase.

The Offer is conditioned upon, among other things, the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of immediately prior to the Expiration Time: (a) the Minimum Condition (as defined below), (b) the Antitrust Clearance Condition (as defined below), (c) the Restraints Condition (as defined below), (d) the CFIUS Clearance Condition (as defined below) and (e) the Termination Condition (as defined below).

The “Minimum Condition” requires that there have been validly tendered pursuant to the Offer and not properly withdrawn a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent, Purchaser and their subsidiaries, represents at least 95 percent of, or, if AVG shareholders approve the Asset Sale, the Dissolution, the Liquidation Distribution and related matters contemplated by the Purchase Agreement at the EGM, at least 80 percent of, the Shares outstanding immediately prior to the Expiration Time.

The “Antitrust Clearance Condition” requires the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, and together the rules and regulations thereunder, the “HSR Act”) and the expiration or termination of the applicable waiting period, or receipt of approval (which is in full force and effect and not subject to appeal), under the antitrust laws of Austria and Germany. Parent and AVG filed their Premerger Notification and Report Forms with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with the transactions contemplated by the Purchase Agreement on July 27, 2016. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

The “Restraints Condition” requires that there is not in effect any law, regulation, order, or injunction entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the transactions contemplated by the

Purchase Agreement, other than the application to such transactions of applicable waiting periods under the HSR Act or other antitrust laws (excluding any antitrust laws under which criminal sanctions would be imposed if the Offer were to be consummated).

The “CFIUS Clearance Condition” requires (a) the receipt of a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has determined that the transactions contemplated by the Purchase Agreement are not a “covered transaction” pursuant to 31 C.F.R. 800 and 50 U.S.C. App. § 2170, as amended by the Foreign Investment and Security Act of 2007 (“FINSA”), (b) the receipt of a written notification from CFIUS that it has completed its review (or, if applicable, investigation) of the transactions contemplated by the Purchase Agreement under FINSA and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Purchase Agreement, and such determination is not conditioned upon the commitment of Parent or Purchaser to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its affiliates or of AVG or any of its subsidiaries, (ii) terminate existing, or create new, relationships, contractual rights or obligations of Parent or its affiliates or, following the Acceptance Time, AVG or its subsidiaries, (iii) effect any other change or restructuring of Parent, its affiliates, AVG, or their respective subsidiaries, or (iv) otherwise take or commit to take any actions that interfere with Parent’s ability to control, manage or exercise full rights of ownership of AVG or its subsidiaries, or limit the freedom of action of Parent, its affiliates, AVG, or their respective subsidiaries, with respect to, or their ability to retain, or enjoy the rights and benefits of any assets or businesses, including, without limitation, the freedom to provide services to, or otherwise enter into, a commercial relationship with any person, (c) that, following an investigation, CFIUS has reported the transactions contemplated by the Purchase Agreement to the President of the United States and the President of the United States has declined to exercise his authorities under FINSA to suspend or prohibit the transactions contemplated by the Purchase Agreement, or (d) that, following an investigation, CFIUS has reported the transactions contemplated by the Purchase Agreement to the President of the United States and the President of the United States has determined to take action that would not, and would not reasonably be expected to, result in a material and adverse effect on Parent and its controlled affiliates, taken as a whole, after giving effect to the transactions contemplated by the Purchase Agreement, or otherwise require the commitment of Parent or Purchaser to take any action described in clauses (i) through (iv) above.

The “Termination Condition” requires that the Purchase Agreement has not been terminated in accordance with its terms.

The Offer is not subject to a financing condition but is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

July 29, 2016

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must, prior to the Expiration Time, (a) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (b) follow the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” or (c) request that your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer. If you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance should be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the notice of guaranteed delivery and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the related Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Parent and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning AVG contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by AVG or has been taken from or is based upon publicly available documents or records of AVG on file with the SEC or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Parent and Purchaser have no knowledge that would indicate that any statements contained herein relating to AVG provided to Parent and Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	All outstanding ordinary shares, with a nominal value of €0.01 per share, of AVG Technologies N.V.

Price Offered Per Share	$25.00 in cash, without interest and less applicable withholding taxes or other taxes.

Scheduled Expiration of Offer	11:59 p.m., New York City time, on August 31, 2016, unless the Offer is extended or earlier terminated. See Section 1 — “Terms of the Offer.”

Purchaser	Avast Software B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a direct wholly owned subsidiary of Avast Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands.

Who is offering to buy my Shares?

Avast Software B.V., or Purchaser, a direct wholly owned subsidiary of Avast Holding B.V., or Parent, is offering to purchase for cash all outstanding Shares. Purchaser is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands.

See the “Introduction” and Section 8 — “Certain Information Concerning Parent and Purchaser.”

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent. We use the term “Parent” to refer to Avast Holding B.V. alone, the term “Purchaser” to refer to Avast Software B.V. alone and the terms “AVG” and the “Company” to refer to AVG Technologies N.V.

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all outstanding Shares at a purchase price of $25.00 per Share, in cash, without interest and less applicable withholding taxes or other taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.

i

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Is there an agreement governing the Offer?

Yes. Parent, Purchaser and AVG have entered into a Purchase Agreement, dated as of July 6, 2016. The Purchase Agreement provides, among other things, for the terms and conditions of the Offer, the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, and the Subsequent Reorganization. If the conditions to the Offer are satisfied and we consummate the Offer, we intend to effect the Subsequent Reorganization, subject to the satisfaction of certain conditions, including, among other conditions, in the case of the Asset Sale, the Dissolution and the Liquidation Distribution, the approval of AVG shareholders of such transactions and related matters contemplated by the Purchase Agreement at the EGM.

See Section 11 — “The Purchase Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for AVG” and Section 15 — “Certain Conditions of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the entire equity interest in AVG so that we will own and control all of AVG’s current business. If the Offer is consummated, we intend to cause AVG to terminate the listing of the Shares on the NYSE. As a result, AVG would cease to be publicly traded. In addition, after the consummation of the Offer we intend to cause the termination of the registration of Shares under Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of AVG’s reporting obligations with the SEC.

Following the Expiration Time, Purchaser intends to provide for the Subsequent Offering Period of at least 10 business days in accordance with Rule 14d-11 under the Exchange Act and in accordance with the Purchase Agreement. The Subsequent Offering Period may be extended by Purchaser in accordance with the Purchase Agreement by the Minority Exit Offering Period of at least seven business days following the announcement that Purchaser or its designee intends to effect the Asset Sale. As promptly as practicable following the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), Purchaser intends to complete the Subsequent Reorganization. The Subsequent Reorganization will utilize processes available to Purchaser to ensure that (a) Purchaser becomes the owner of all of AVG’s business operations from and after the consummation of the Subsequent Reorganization and (b) any AVG shareholders who do not tender their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) are offered or receive the same consideration for their Shares as those shareholders who tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes. As a result of the Subsequent Reorganization, it is anticipated that AVG will be liquidated or become wholly owned by Purchaser.

See Section 12 — “Purpose of the Offer; Plans for AVG” of this Offer to Purchase.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $25.00 per Share, in cash, without interest and less applicable withholding taxes or other taxes, upon the terms and subject to the conditions set forth in the Purchase Agreement. If you are the record owner of your Shares and you tender your Shares directly to the Depositary, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or nominee to determine whether any charges will apply.

See the “Introduction,” Section 1 — “Terms of the Offer,” and Section 2 — “Acceptance for Payment and Payment for Shares.”

Will you have the financial resources to make payment?

Yes, we anticipate that we will have sufficient resources available to us. The Offer is not subject to a financing condition. We estimate that the total funds required to purchase all of the Shares pursuant to the Offer and to consummate the other transactions contemplated by the Purchase Agreement (which estimate includes, among other things, payment in respect of outstanding in-the-money options and vested and unvested restricted stock units and performance-based restricted stock units), pay related transaction fees and expenses due and payable on or prior to the consummation of the Offer, pay or refinance all Purchaser and AVG debt that is required to be paid or refinanced upon consummation of the Offer and satisfy all other payment obligations of Purchaser and AVG required to be satisfied at the closing of the Offer will be approximately $1.877 billion. Purchaser has obtained commitments from Credit Suisse AG, Jefferies Finance LLC, UBS AG, Stamford Branch, Bank of America Merrill Lynch International Limited and Société Générale (collectively, the “Lenders”) to provide $85.0 million in a senior secured revolving credit facility with a term of five years (the “Revolving Credit Facility”) and $1,600.0 million equivalent in senior secured term loan facilities (which will be provided as (a) a senior secured term loan facility denominated in U.S. dollars with a term of six years (the “Dollar Tranche Term Facility”) and (b) a senior secured term loan facility denominated in Euros with a term of six years, such Euro amount determined based on the spot rate of exchange on the date of allocation of commitments of the Term Loan Facilities (as defined below) in connection with primary syndication (the “Euro Tranche Term Facility” and, the Dollar Tranche Term Facility and Euro Tranche Term Facility, collectively, the “Term Loan Facilities,” and together with the Revolving Credit Facility, the “Debt Financing”). Parent and Purchaser anticipate that the Debt Financing and/or bank or other debt financings that may be entered into or issued by Purchaser in lieu of all or a portion of the Debt Financing, together with certain unrestricted cash or cash equivalents available to Purchaser (including such cash or cash equivalents of AVG that will become available to Purchaser upon the consummation of the Offer), will be sufficient to fund the purchase of all the Shares pursuant to the Offer and to pay related transaction fees and expenses due and payable on or prior to the consummation of the Offer, and pay or refinance all Purchaser and AVG debt that is required to be paid or refinanced upon consummation of the Offer, in accordance with the provisions of the Debt Financing, and satisfy all other payment obligations of Purchaser and AVG required to be satisfied upon consummation of the Offer. Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) will act as sole and exclusive administrative agent and collateral agent in respect of the Debt Financing. Funding of the Debt Financing is subject to the satisfaction of various conditions set forth in the amended and restated commitment letter pursuant to which the Debt Financing will be provided. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may, subject to the prior written consent of AVG in the case of certain changes to the Debt Financing, differ from those described in this document. The parties to the documentation governing the Debt Financing are expected to include Parent, Purchaser, certain subsidiaries of Purchaser, the Lenders and/or their affiliates, and other financial institutions party thereto as lenders.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Purchase Agreement; Other Agreements.”

Is your financial condition relevant to my decision to tender my Shares pursuant to the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we have received debt commitments, which, in addition to certain unrestricted cash or cash equivalents available to us, we anticipate will be sufficient to purchase all Shares tendered pursuant to the Offer;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer and not all outstanding Shares are tendered pursuant to Offer or during the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), we intend to (a) commence the Compulsory Acquisition and offer each non-tendering AVG shareholder (or such AVG shareholder must otherwise receive) the Offer Price (without interest and less applicable withholding taxes or other taxes) for each Share then held by such non-tendering AVG shareholder, or (b) acquire all assets of AVG in the Asset Sale such that non-tendering AVG shareholders will receive the Offer Price (without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes) as the Liquidation Distribution.

However, in the Compulsory Acquisition, the Dutch Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the “Dutch Court”) will determine the price to be paid for the Shares, which may be greater, equal to or less than the Offer Price.

See Section 5B — “Certain Dutch Tax Aspects of the Offer and Subsequent Reorganization.”

How long do I have to decide whether to tender my Shares pursuant to the Offer?

You will have until 11:59 p.m., New York City time, on August 31, 2016 unless we extend the Offer in accordance with the Purchase Agreement or the Offer is earlier terminated. Furthermore, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 —“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase prior to that time.

The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will, promptly after the Expiration Time, accept for payment all Shares validly tendered pursuant to the Offer and not properly withdrawn and, promptly after the Acceptance Time, pay for all such Shares. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes, subject to our rights to terminate the Purchase Agreement in accordance with its terms, we have agreed in the Purchase Agreement that we will extend the Offer under the following circumstances:

•	if any condition to the Offer is not satisfied or waived at the Expiration Time, we must extend the Offer (the length of such extension period to be determined by Parent or us) from time to time until such condition or conditions to the Offer are satisfied or waived;

•	we must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer or as may be required by any other governmental authority; and

•	if the Marketing Period (as defined in Section 11 — “The Purchase Agreement; Other Agreements —Purchase Agreement”) has not ended on the last business day prior to the Expiration Time, we must extend the Offer until the earlier to occur of (a) any business day before or during the Marketing Period as may be specified by Parent or us on no less than two business days’ prior notice to AVG, and (b) the first business day after the final day of the Marketing Period.

Additionally, notwithstanding anything in the Purchase Agreement to the contrary, at the Expiration Time, we may extend the Offer for up to 10 business days from the date the Marketing Period will otherwise end.

We are not, however, required to extend the Offer (a) beyond January 6, 2017, (b) for an individual extension period of more than 10 business days or (c) at any time that we are permitted to terminate the Purchase Agreement. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

See Section 1 — “Terms of the Offer.”

How will I be notified if the Offer is extended?

Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

See Section 1 — “Terms of the Offer.”

Will there be a subsequent offering period?

Yes, following the Expiration Time, Purchaser is obligated by the Purchase Agreement to provide for the Subsequent Offering Period of at least 10 business days in accordance with Rule 14d-11 under the Exchange Act and in accordance with the Purchase Agreement. No withdrawal rights will apply to any Shares tendered during the Subsequent Offering Period. The Subsequent Offering Period may be extended by Purchaser in accordance with the Purchase Agreement by the Minority Exit Offering Period of at least seven business days following the announcement that Purchaser or its designee intends to effect the Asset Sale.

See Section 1 — “Terms of the Offer.”

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What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of immediately prior to the Expiration Time: (a) the Minimum Condition, (b) the Antitrust Clearance Condition, (c) the Restraints Condition, (d) the CFIUS Clearance Condition and (e) the Termination Condition.

The Offer also is subject to a number of other conditions to the Offer set forth in Section 15 — “Certain Conditions of the Offer” of this Offer to Purchase. The conditions to the Offer will be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer in accordance with the terms and conditions of the Purchase Agreement. Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right at any time prior to the Expiration Time to waive, in whole or in part, any condition to the Offer and to make any change in the terms of or conditions to the Offer. However, Purchaser will not (without the prior written consent of AVG): (a) waive or change the Minimum Condition; (b) decrease the Offer Price; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time other than in accordance with the Purchase Agreement; or (f) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to AVG shareholders.

See Section 15 — “Certain Conditions of the Offer.”

Have any AVG shareholders agreed to tender their Shares?

Yes, TA X L.P., TA Atlantic and Pacific VI L.P., TA Strategic Partners Fund II L.P., TA Strategic Partners Fund II-A L.P. and TA Investors III L.P., shareholders of AVG that together own approximately 13.1 percent of the Shares, and CVP II, Inc., that owns approximately 2.8 percent of the Shares (in each case based on 50,730,029 Shares outstanding as of July 25, 2016), have entered into tender agreements with Purchaser, dated as of July 6, 2016, pursuant to which each such shareholder has agreed, among other things, to tender all of the Shares held by such shareholder into the Offer. In the tender agreements, the shareholder parties have agreed to vote their Shares to, among other things, approve the Asset Sale, the Dissolution, the Liquidation Distribution, the appointment of directors designated by Purchaser and other matters relating to the transactions contemplated by the Purchase Agreement. Each tender agreement may be terminated by the applicable shareholder party upon the occurrence of certain events, including the termination of the Purchase Agreement.

See Section 11 — “The Purchase Agreement; Other Agreements — Tender Agreements.”

How do I tender my Shares?

In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

•	If you are a record holder and you hold uncertificated Shares in book-entry form on the books of AVG’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (a) the Letter of Transmittal, properly completed and duly executed; and (b) any other documents required by the Letter of Transmittal.

•	If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (a) a Book-Entry Confirmation (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”); (b) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”); and (c) any other documents required by the Letter of Transmittal.

•	If you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. Please contact the Information Agent for assistance.

•	If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may properly withdraw your previously tendered Shares at any time until the Expiration Time. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after September 27, 2016, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. There will be no withdrawal rights during the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable); any Shares tendered will immediately be accepted and promptly paid for.

See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the related Letter of Transmittal) to the Depositary at any time at which you have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares at any time at which you have the right to withdraw your Shares.

See Section 4 — “Withdrawal Rights.”

What do the AVG Supervisory Board and the AVG Management Board think of the Offer?

After due and careful discussion and consideration, including a thorough review of the Offer with their outside legal and financial advisors, the AVG Boards by unanimous vote of all directors present or represented and voting (a) approved the terms of, and the transactions contemplated by, the AVG Transaction Documents, and approved AVG’s entry into the AVG Transaction Documents; and (b) determined to support the Offer and to recommend that AVG shareholders accept the Offer, subject to the terms and conditions of the AVG Transaction Documents. The AVG Boards also unanimously approved (i) the Asset Sale, the subsequent Dissolution and the Liquidation Distribution and the appointment of a liquidator; (ii) the terms and conditions of the Asset Sale Agreement and the entry into the Asset Sale Agreement by AVG upon Purchaser’s request as set forth in the AVG Transaction Documents; and (iii) the proposed amendment of the articles of association of AVG if the Asset Sale is pursued and the proposed amendment of the articles of association of AVG and conversion of AVG into a private company with limited liability if the Asset Sale is not pursued.

The AVG Boards unanimously support the Offer and recommend that AVG shareholders accept the Offer. The AVG Boards unanimously recommend that you vote “for” each of the items that contemplate a vote of AVG shareholders at the EGM. At the EGM, AVG shareholders will be requested to vote on the Asset Sale, the Dissolution, the Liquidation Distribution, the appointment of the liquidator, the appointment of directors designated by Purchaser to the AVG Boards and other matters contemplated by the Purchase Agreement.

A more complete description of the reasons that AVG Boards approved the Offer and recommended that shareholders accept the Offer and tender their Shares pursuant to the Offer is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of AVG that AVG is furnishing to shareholders in connection with the Offer.

If I decide not to tender, how will the Offer affect my Shares?

We anticipate that, after the consummation of the Offer, there may be so few remaining shareholders and publicly-held Shares that the Shares will no longer be eligible to be traded on the NYSE or any other securities exchange. After the consummation of the Offer, we intend to cause AVG to terminate the listing of the Shares on the NYSE. As a result, we anticipate that there will not be an active trading market for the Shares. In addition, after the consummation of the Offer we intend to cause AVG to terminate the registration of Shares under the Exchange Act as promptly as practicable and take steps to cause the suspension of its reporting obligations with the SEC. As a result, AVG would no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. Furthermore, the ability of “affiliates” of AVG and persons holding “restricted securities” of AVG to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (as amended, and together with the rules and regulations promulgated thereunder, the “Securities Act”), may be impaired or eliminated.

If a Subsequent Reorganization is consummated, it is anticipated that AVG shareholders who do not tender their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) will be offered or will receive the same consideration for their Shares as those shareholders who tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes. However, in the Compulsory Acquisition, the Dutch Court will determine the price to be paid for the Shares, which may be greater, equal to or less than the Offer Price.

As a result of the Subsequent Reorganization, it is anticipated that AVG will be liquidated or become wholly owned by Purchaser. In addition, if the Offer and the Subsequent Reorganization are completed, another difference to you between tendering your Shares and not tendering your Shares pursuant to the Offer is that you may be paid earlier if you tender your Shares pursuant to the Offer.

The applicable withholding taxes (including Dutch dividend withholding tax) or other taxes, if any, imposed on AVG shareholders who do not tender their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) are likely to be different from, and greater than, the taxes imposed upon such AVG shareholders had they tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable). If in connection with the Asset Sale and the Subsequent Reorganization it is decided that AVG will be dissolved and liquidated, Dutch dividend withholding tax will (unless a shareholder qualifies for an exemption or reduction) be due at the statutory rate of 15 percent to the extent that the liquidation proceeds exceed the average paid-in capital of those Shares as recognized for purposes of Dutch dividend withholding tax purposes. As a result, the net amount received by AVG shareholders for Shares that are not tendered in the Offer is likely to be lower than the amount that they would have received had they tendered their Shares pursuant to the Offer (or during the

Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable). The amount received will depend upon each AVG shareholder’s individual corporate income tax or personal income tax circumstances and the amount of any required withholding or other taxes.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Purchase Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for AVG” and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On July 6, 2016, the trading day before the public announcement of the terms of the Offer, the reported closing sales price of the Shares on the NYSE was $18.79. On July 28, 2016, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on the NYSE was $24.76. The Offer Price represents an approximately 33 percent premium over the July 6, 2016 closing stock price, and an approximately 1 percent premium over the July 28, 2016 stock price.

See Section 6 — “Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the Offer?

The AVG shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer. However, in the event that upon the Expiration Time or after the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), Purchaser holds 95 percent or more of the then outstanding Shares, Purchaser may acquire the remaining Shares not tendered and purchased by means of the Compulsory Acquisition. In such proceedings the Dutch Court will determine the cash price to be paid for the Shares, which may be greater than, equal to or less than the Offer Price. The non-tendering AVG shareholders do not have the right to oblige the Purchaser to buy their Shares.

See Section 17 — “Appraisal Rights.”

What will happen to my equity awards in the Offer?

At the Acceptance Time, each option to purchase Shares granted under the stock plans of AVG, including the Amended and Restated 2013 Option Plan and the Appendix to the Amended and Restated 2013 Option Plan — RSU Plan (collectively, the “AVG Stock Plan”) (such option, an “AVG Option”), whether vested or unvested, that is outstanding as of immediately prior to the Acceptance Time will be cancelled and extinguished without any further action on the part of Purchaser, AVG, or any holder of an AVG Option or any other person. To the extent that an AVG Option is vested as of the Acceptance Time (as determined in accordance with the terms of the AVG Stock Plan and the applicable award agreement) and has an exercise price per Share that is less than the Offer Price, at the Acceptance Time, such vested AVG Option will be converted into the right to receive a cash payment from Parent at the Acceptance Time (less applicable withholding taxes or other taxes) equal to the product of (a) the excess, if any, of the Offer Price over the applicable per Share exercise price of such AVG Option multiplied by (b) the number of vested Shares subject to such AVG Option. An AVG Option that is unvested as of the Acceptance Time or has an exercise price per Share that is equal to or greater than the Offer Price will be cancelled without any cash or other consideration being paid or provided therefor, except that if, as of the date of the Purchase Agreement, with respect to certain AVG Options specifically identified on the confidential disclosure schedule that AVG delivered to Parent and Purchaser concurrently with the execution of the Purchase Agreement which contain a vesting acceleration provision that can be triggered following the Acceptance Time upon a qualifying event or termination of employment, then upon the satisfaction of all of the conditions otherwise necessary for such vesting acceleration in accordance with the existing rights of the holder of such AVG Option, Parent will, within 30 days after the date of the qualifying event or termination triggering the vesting acceleration, provide the holder of such AVG Option with a payment (less applicable withholding taxes or other taxes) equal to the product of (i) the excess, if any, of the Offer Price over the applicable per Share exercise price of such AVG Option multiplied by (ii) the number of Shares subject to such AVG Option that would have vested had the AVG Option been outstanding on the date of the event triggering the vesting acceleration right with respect to such AVG Option. No interest will be paid or accrued on any cash payable with respect to any AVG Option.

At the Acceptance Time, and without any further action on the part of Purchaser, AVG, or any holder of any outstanding performance-based restricted stock unit (an “AVG Performance Stock Unit”) or outstanding restricted stock unit (an “AVG Restricted Stock Unit”) or any other person, each AVG Performance Stock Unit or AVG Restricted Stock Unit that is vested as of the Acceptance Time (as determined in accordance with the terms of the AVG Stock Plan and the applicable award agreement) will no longer be outstanding and will automatically be cancelled and converted into the right to receive an amount in cash from Parent at the Acceptance Time (less applicable withholding taxes or other taxes) equal to the product of (a) the Offer Price multiplied by (b) the number of vested Shares subject to such AVG Performance Stock Unit or AVG Restricted Stock Unit. Any AVG Performance Stock Unit or AVG Restricted Stock Unit that is unvested as of the Acceptance Time will be cancelled without any cash or other consideration being paid or provided therefor, except, that if, as of the date of the Purchase Agreement, with respect to certain AVG Performance Stock Units or AVG Restricted Stock Units specifically identified on the confidential disclosure schedule that AVG delivered to Parent and Purchaser concurrently with the execution of the Purchase Agreement which contain a vesting acceleration provision that can be triggered following the Acceptance Time upon a qualifying event or termination of employment, then upon the satisfaction of all of the conditions otherwise necessary for such vesting acceleration in accordance with the existing rights of the holder of such AVG Performance Stock Unit or AVG Restricted Stock Unit, Parent will, within 30 days after the date of the qualifying event or termination triggering the vesting acceleration, provide the holder of such AVG Performance Stock Unit or AVG Restricted Stock Unit with a payment (less applicable withholding taxes or other taxes) equal to the product of (i) the Offer Price multiplied by (ii) the number of Shares subject to such AVG Performance Stock Unit or AVG Restricted Stock Unit that would have vested had such AVG Performance Stock Unit or AVG Restricted Stock Unit been outstanding on the date of the event triggering the vesting acceleration right with respect to such AVG Performance Stock Unit or AVG Restricted Stock Unit. No interest will be paid or accrued on any cash payable with respect to any vested AVG Performance Stock Unit or AVG Restricted Stock Unit.

See Section 11 — “The Purchase Agreement; Other Agreements — Purchase Agreement — Treatment of Equity Awards.”

What are the material U.S. federal income tax consequences of tendering Shares for U.S. shareholders?

The receipt of cash in exchange for your Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) (together for purposes of U.S. federal income tax discussions, the “Offer”) or the Subsequent Reorganization generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Subsequent Reorganization.

See Section 5A — “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the Offer, the Asset Sale and the Subsequent Reorganization for certain U.S. shareholders.

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What are the material Dutch tax consequences of having my Shares accepted for payment in the Offer?

For non-Dutch resident AVG shareholders who or that:

(a)	do not have, nor are deemed not to have, directly or indirectly, a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in AVG;

(b)	in the case of non-Dutch resident AVG shareholders that are not individuals, (i) do not derive profits from an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) are not, other than by way of securities, entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands and to which enterprise the Shares are attributable;

(c)	in the case of non-Dutch resident AVG shareholders that are individuals, (i) do not derive profits from an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) do not realize income or gains with respect to the Shares that qualify as income from miscellaneous activities in The Netherlands, which include activities with respect to the Shares that exceed regular, active portfolio management, or (iii) are not, other than by way of securities, entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands and to which enterprise the Shares are attributable;

the receipt of cash in exchange of their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) will generally not be subject to Dutch local taxation.

Depending on the circumstances, Dutch resident AVG shareholders and non-Dutch resident AVG shareholders may be subject to Dutch local taxation on the receipt of cash in exchange of their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable). See Section 5B — “Certain Dutch Tax Aspects of the Offer and Subsequent Reorganization” for a more detailed discussion of the Dutch tax consequences of the Offer.

If subsequent to the Asset Sale and in connection with the Subsequent Reorganization it is decided that AVG will be dissolved and liquidated, Dutch dividend withholding tax will (unless a shareholder qualifies for an exemption or reduction) be due at the statutory rate of 15 percent to the extent that the liquidation proceeds exceed the average paid-in capital of those Shares as recognized for Dutch dividend withholding tax purposes. As a result, the net amount received in connection with the Subsequent Reorganization by AVG shareholders for Shares that are not tendered in the Offer is likely to be lower than the amount that they would have received had they tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable).

See Section 5B — “Certain Dutch Tax Aspects of the Offer and Subsequent Reorganization” for a more detailed discussion of the Dutch tax consequences of the Subsequent Reorganization.

We urge you to consult your own tax advisor as to the particular Dutch tax consequences to you of the Offer and the Subsequent Reorganization.

Who should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent, toll free at (888) 750-5834 (for shareholders) or collect at (212) 750-5833 (for banks and brokers). Innisfree M&A Incorporated is acting as the information agent for the Offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

To the Holders of Ordinary Shares of AVG Technologies N.V.:

Avast Software B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Purchaser”) and a direct wholly owned subsidiary of Avast Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Parent”) is offering to purchase all outstanding ordinary shares, with a nominal value of €0.01 per share (the “Shares”), of AVG Technologies N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“AVG”), at a purchase price of $25.00 per Share (the “Offer Price”), in cash, without interest and less applicable withholding taxes or other taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”).

The Offer is being made pursuant to a Purchase Agreement, dated as of July 6, 2016 (as it may be amended from time to time, the “Purchase Agreement”), by and among AVG, Purchaser and Parent. Unless the Offer is extended or earlier terminated, the Offer will expire at 11:59 p.m., New York City time, on August 31, 2016 (the “Expiration Time,” unless the Offer is extended in accordance with the Purchase Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will, promptly after the Expiration Time, accept for payment all Shares validly tendered pursuant to the Offer and not properly withdrawn (the time of acceptance of Shares for payment, the “Acceptance Time”) and, promptly after the Acceptance Time, pay for all such Shares (such time of payment, the “Offer Closing”). After the consummation of the Offer, we intend to cause AVG to terminate the listing of the Shares on the New York Stock Exchange (the “NYSE”). As a result, AVG would cease to be publicly traded. In addition, after the consummation of the Offer we intend to cause the termination of the registration of Shares under the Securities Exchange Act of 1934 (as amended from time to time, and together with the rules and regulations promulgated thereunder, the “Exchange Act”) as promptly as practicable and expect to take steps to cause the suspension of all of AVG’s reporting obligations with the United States Securities and Exchange Commission (the “SEC”).

Tendering shareholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The Offer is conditioned upon, among other things, the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of immediately prior to the Expiration Time: (a) the Minimum Condition, (b) the Antitrust Clearance Condition, (c) the Restraints Condition, (d) the CFIUS Clearance Condition and (e) the Termination Condition, each as defined below.

The “Minimum Condition” requires that there have been validly tendered pursuant to the Offer and not properly withdrawn a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent, Purchaser and their subsidiaries, represents at least 95 percent of, or, if AVG shareholders approve the Asset Sale (as defined below), the Dissolution (as defined below), the Liquidation Distribution (as defined below) and related matters contemplated by the Purchase Agreement at the EGM (as defined below), at least 80 percent of, the Shares outstanding immediately prior to the Expiration Time.

The “Antitrust Clearance Condition” requires the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Purchase Agreement under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, and together the rules and regulations thereunder, the “HSR Act”) and the expiration or termination of the applicable waiting period, or receipt of approval (which is in full force and effect and not subject to appeal), under the antitrust laws of Austria and Germany. Parent and AVG filed their Premerger Notification and Report Forms with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in connection with the transactions contemplated by the Purchase Agreement on July 27, 2016. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

The “Restraints Condition” requires that there is not in effect any law, regulation, order, or injunction entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the transactions contemplated by the Purchase Agreement, other than the application to such transactions of applicable waiting periods under the HSR Act or other antitrust laws (excluding any antitrust laws under which criminal sanctions would be imposed if the Offer were to be consummated).

The “CFIUS Clearance Condition” requires (a) the receipt of a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has determined that the transactions contemplated by the Purchase Agreement are not a “covered transaction” pursuant to 31 C.F.R. 800 and 50 U.S.C. App. § 2170, as amended by the Foreign Investment and Security Act of 2007 (“FINSA”), (b) the receipt of a written notification from CFIUS that it has completed its review (or, if applicable, investigation) of the transactions contemplated by the Purchase Agreement under FINSA and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Purchase Agreement, and such determination is not conditioned upon the commitment of Parent or Purchaser to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its affiliates or of AVG or any of its subsidiaries (“Divestitures”), (ii) terminate existing, or create new, relationships, contractual rights or obligations of Parent or its affiliates or, following the Acceptance Time, of AVG or its subsidiaries, (iii) effect any other change or restructuring of Parent, its affiliates, AVG, or their respective subsidiaries or (iv) otherwise take or commit to take any actions that interfere with Parent’s ability to control, manage or exercise full rights of ownership of AVG or its subsidiaries, or limit the freedom of action of Parent, its affiliates, AVG, or their respective subsidiaries, with respect to, or their ability to retain, or enjoy the rights and benefits of any assets or businesses, including, without limitation, the freedom to provide services to, or otherwise enter into, a commercial relationship with any person, (c) that, following an investigation, CFIUS has reported the transactions contemplated by the Purchase Agreement to the President of the United States and the President of the United States has declined to exercise his authorities under FINSA to suspend or prohibit the transactions contemplated by the Purchase Agreement or (d) that, following an investigation, CFIUS has reported the transactions contemplated by the Purchase Agreement to the President of the United States and the President of the United States has determined to take action that would not, and would not reasonably be expected to, result in a material and adverse effect on Parent and its controlled affiliates, taken as a whole, after giving effect to the transactions contemplated by the Purchase Agreement, or otherwise require the commitment of Parent or Purchaser to take any action described in clauses (i) through (iv) above.

The “Termination Condition” requires that the Purchase Agreement has not been terminated in accordance with its terms.

The Offer is not subject to a financing condition but is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

After due and careful discussion and consideration, including a thorough review of the Offer with their outside legal and financial advisors, AVG’s supervisory board (the “AVG Supervisory Board”) and management board (the “AVG Management Board,” and together with the AVG Supervisory Board, the “AVG Boards”) by unanimous vote of all directors present or represented and voting (a) approved the terms of, and the transactions contemplated by, the Purchase Agreement, the Asset Sale Agreement (as defined below) and all other documents conducive to AVG’s obligations under the Purchase Agreement (collectively, the “AVG Transaction Documents”), and approved AVG’s entry into the AVG Transaction Documents; and (b) determined to support the Offer and to recommend that AVG shareholders accept the Offer, subject to the terms and conditions of the AVG Transaction Documents. The AVG Boards also unanimously approved (i) the Asset Sale (as defined below), the Dissolution (as defined below) and the Liquidation Distribution (as defined below) and the appointment of a liquidator; (ii) the terms and conditions of the Asset Sale Agreement and the entry into the Asset Sale Agreement by AVG upon Purchaser’s request as set forth in the AVG Transaction Documents; and (iii) the proposed amendment of the articles of association of AVG if the Asset Sale (as defined below) is pursued and the proposed amendment of the articles of association of AVG and conversion of AVG into a private company with limited liability if the Asset Sale is not pursued.

The AVG Boards unanimously support the Offer and recommend that AVG shareholders accept the Offer. The AVG Boards unanimously recommend that you vote “for” each of the items that contemplate a vote of AVG shareholders at the extraordinary general meeting of AVG shareholders scheduled to be held on August 23, 2016 at 10:00 A.M., Central European Time, at the offices of Allen & Overy LLP, Apollolaan 15, 1077 AB Amsterdam, The Netherlands (the “EGM”). At the EGM, AVG shareholders will be requested to vote on the Asset Sale (as defined below), the Dissolution (as defined below), the Liquidation Distribution (as defined below), the appointment of the liquidator, the appointment of directors designated by Purchaser to the AVG Boards and other matters contemplated by the Purchase Agreement. See the website of AVG (www.avg.com) for the full agenda and explanatory notes for the EGM. The information on, or that can be accessed through, AVG’s website neither constitutes a part of the Offer to Purchase nor is incorporated by reference herein.

A more complete description of the AVG Boards’ reasons for authorizing and approving the Purchase Agreement and the transactions contemplated thereby, including the Offer, the Asset Sale and the Subsequent Reorganization (as defined below), is set forth in AVG’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being furnished to AVG shareholders in connection with the Offer. AVG Shareholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Background of the Offer and Subsequent Reorganization; Reasons for Recommendation.”

Following the Expiration Time, Purchaser intends to provide for a subsequent offering period (the “Subsequent Offering Period”) of at least 10 business days in accordance with Rule 14d-11 under the Exchange Act and in accordance with the Purchase Agreement. The Subsequent Offering Period may be extended by Purchaser for at least seven business days following the announcement that Purchaser or its designee intends to effect the Asset Sale (as defined below) (the “Minority Exit Offering Period”). AVG shareholders tendering their Shares during the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable) will receive the Offer Price, in cash, without interest and less applicable withholding taxes or other taxes. Under no circumstances will interest be paid on the Offer Price paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), or any delay in making payment for Shares.

The Purchase Agreement provides, among other things, that, as promptly as practicable following the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), Purchaser may complete a corporate reorganization of AVG and its subsidiaries (the “Subsequent Reorganization”). The Subsequent Reorganization will utilize processes available to Purchaser under Dutch law to ensure that (a) Purchaser becomes the owner of all of AVG’s business operations from and after the consummation of the Subsequent Reorganization and (b) any AVG shareholders who do not tender their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering

Period, if applicable) are offered or receive the same consideration for their Shares as those shareholders who tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes. As a result of the Subsequent Reorganization, it is anticipated that AVG will be liquidated or become wholly owned by Purchaser. The Subsequent Reorganization may also include the conversion of AVG from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

The Purchase Agreement provides, among other things, that Purchaser will, if permissible by applicable law and if the number of Shares validly tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Parent, Purchaser and their respective subsidiaries, represents at least 95 percent of the then outstanding Shares, commence the compulsory acquisition (the “Compulsory Acquisition”) of Shares held by non-tendering AVG shareholders in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code (the “DCC”).

If the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Parent, Purchaser and their respective subsidiaries, represents fewer than 95 percent but at least 80 percent of the then outstanding Shares, Purchaser intends to, or intends to cause its designee to, subject to receipt of the approval of AVG shareholders at the EGM, promptly after the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), effect the Subsequent Reorganization by means of a sale of all or substantially all of the assets of AVG to Purchaser or its designee pursuant to an asset sale agreement (the “Asset Sale Agreement”) in exchange for (a) cash and a note payable in an aggregate amount equal to the Offer Price multiplied by the total number of outstanding Shares as of the Offer Closing and (b) the assumption by Purchaser or its designee of substantially all liabilities of AVG (the “Asset Sale”).

If Parent determines it is not reasonably practicable (which will be deemed to include adverse tax consequences) to cause the Compulsory Acquisition or the Asset Sale and Liquidation Distribution, it will use reasonable best efforts to cause a Subsequent Reorganization in a different manner with the prior approval of the independent directors of AVG (the “Independent Directors”). The Compulsory Acquisition and the Asset Sale and Dissolution have been unanimously approved by the AVG Boards (including the Independent Directors).

The governance of AVG and role of the Independent Directors following the Offer Closing are described in Section 12 — “Purpose of the Offer; Plans for AVG.”

It is possible that Purchaser may not be able to implement any proposed Subsequent Reorganization promptly after the consummation of the Offer, that such Subsequent Reorganization may be delayed or that such Subsequent Reorganization may not be able to take place at all. Any Subsequent Reorganization could be the subject of litigation, and a court could delay the Subsequent Reorganization or prohibit it from occurring on the terms described in this Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed Subsequent Reorganization, the consideration that AVG shareholders receive therein may be substantially lower and/or different in form than the consideration that they would have received had they tendered their Shares in the Offer (and they may also be subject to additional taxes).

Upon consummation of the Asset Sale, Purchaser would own all of AVG’s business operations and would be the principal shareholder in AVG, and the non-tendering AVG shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. Upon completion of the Asset Sale, AVG will be dissolved and liquidated in accordance with applicable Dutch liquidation procedures (the

“Dissolution”). Purchaser would then provide an indemnity or guarantee to the liquidator for any deficit in the estate of AVG, to enable the liquidator to make an advance liquidation distribution in cash (the “Liquidation Distribution”) to each non-tendering AVG shareholder in an amount equal to the Offer Price, without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes, for each Share then owned.

The Asset Sale and the Liquidation Distribution will result in all non-tendering AVG shareholders receiving, for each Share then held, cash in an amount equal to the Offer Price, in each case, without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes. In connection with the Compulsory Acquisition, Purchaser must offer AVG shareholders (or such AVG shareholders must otherwise receive) the Offer Price, without interest and less applicable withholding taxes or other taxes, for each Share held by such AVG shareholder. However, in the Compulsory Acquisition, the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the “Dutch Court”) will determine a cash price to be paid for the Shares, which may be greater, equal to or less than the Offer Price (as described below).

After the consummation of the Offer, we intend to cause AVG to terminate the listing of the Shares on the NYSE. In addition, after the consummation of the Offer, we intend to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of AVG’s reporting obligations with the SEC.

AVG has advised Parent and Purchaser that, as of the close of business on July 25, 2016, (a) 54,763,151 Shares were issued and 50,730,029 Shares were outstanding, (b) 2,988,480 Shares were subject to options to purchase Shares (the “AVG Options”) granted and outstanding under the stock plans of AVG, including the Amended and Restated 2013 Option Plan and the Appendix to the Amended and Restated 2013 Option Plan —RSU Plan (collectively, the “AVG Stock Plan”), (c) 690,000 Shares were subject to restricted stock units (the “AVG Restricted Stock Units”) granted and outstanding under the AVG Stock Plan and (d) 1,623,877 Shares were subject to performance-based restricted stock units (the “AVG Performance Stock Units”) granted and outstanding under the AVG Stock Plan. Assuming that all equity interests remain outstanding, that no other Shares are issued after July 25, 2016 and that AVG shareholders approve the Asset Sale, the Minimum Condition will be satisfied if at least 40,584,024 Shares are validly tendered and not properly withdrawn prior to the Expiration Time (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time). Assuming that all equity interests remain outstanding, that no other Shares are issued after July 25, 2016 and that AVG shareholders do not approve the Asset Sale, the Minimum Condition will be satisfied if at least 48,193,528 Shares are validly tendered and not properly withdrawn prior to the Expiration Time (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time). The actual number of outstanding Shares that are required to be tendered to satisfy the Minimum Condition (as defined in Section 15 — “Certain Conditions of the Offer”) will depend on the actual number of Shares outstanding at the time of the Expiration Time.

Certain material U.S. federal income tax consequences and Dutch law income tax consequences of the sale of Shares pursuant to the Offer and pursuant to the Subsequent Reorganization are described in Section 5 —“Certain Tax Consequences.” The applicable withholding taxes (including Dutch dividend withholding tax) or other taxes, if any, imposed on AVG shareholders in respect of the Liquidation Distribution are likely to be different from, and greater than, the taxes imposed upon such AVG shareholders had they tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable). For example, except with respect to payments to shareholders that are eligible for an exemption, if any, AVG will be obligated to withhold Dutch dividend withholding tax in respect of the Offer Price if it is paid as a liquidation distribution or an advance distribution on Shares not tendered and purchased pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), while no Dutch dividend withholding tax will be due or withheld in respect of the

Offer Price payable by Purchaser for Shares tendered pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable). As a result, unless an exemption applies to a shareholder, the net amount received by a AVG shareholder for Shares that are not tendered in the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) will be lower than the amount that would have been received by that AVG shareholder had such shareholder tendered his Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable). Shareholders are urged to consult with their tax advisers with regard to the tax consequences of tendering their shares pursuant to the Offer and the Subsequent Reorganization. See Section 5B — “Certain Material Dutch Tax Consequences.”

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer.

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will, promptly after the Expiration Time, accept for payment all Shares validly tendered pursuant to the Offer and not properly withdrawn (as permitted under Section 4 — “Withdrawal Rights) and, promptly after the Acceptance Time, pay for all such Shares.

The Offer is conditioned upon, among other things, the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of immediately prior to the Expiration Time: (a) the satisfaction of the Minimum Condition, (b) the satisfaction or waiver of the Antitrust Clearance Condition, (c) the satisfaction or waiver of the Restraints Condition, (d) the satisfaction or waiver of the CFIUS Clearance Condition and (e) the Termination Condition. The Offer is not subject to a financing condition but is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.

Subject to Purchaser’s right to terminate the Purchase Agreement in accordance with its terms, Purchaser has agreed in the Purchase Agreement that:

•	if any condition to the Offer is not satisfied or waived at the Expiration Time, we must extend the Offer (the length of such extension period to be determined by Parent or us) from time to time until such condition or conditions to the Offer are satisfied or waived;

•	we must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer or as may be required by any other governmental authority; and

•	if the Marketing Period (as defined in Section 11 — “The Purchase Agreement; Other Agreements —Purchase Agreement”) has not ended on the last business day prior to the Expiration Time, we must extend the Offer until the earlier to occur of (a) any business day before or during the Marketing Period as may be specified by Parent or us on no less than two business days’ prior notice to AVG, and (b) the first business day after the final day of the Marketing Period.

Additionally, notwithstanding anything in the Purchase Agreement to the contrary, at the Expiration Time, we may extend the Offer for up to 10 business days from the day the Marketing Period will otherwise end. We are not, however, required to extend the Offer (a) beyond January 6, 2017 (the “End Date”), (b) for an individual extension period of more than 10 business days or (c) at any time that we are permitted to terminate the Purchase Agreement.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right at any time prior to the Expiration Time to waive, in whole or in part, any condition to the Offer and to make any change in the terms of or conditions to the Offer. However, Purchaser will not (without the prior written consent of AVG): (a) waive or change the Minimum Condition; (b) decrease the Offer Price; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time other than in accordance with the Purchase Agreement; or (f) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to AVG shareholders.

Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment for Shares) for Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, Purchaser’s ability to delay the payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires Purchaser to promptly pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If, subject to the terms of the Purchase Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if Purchaser waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. Purchaser understands that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to shareholders and investor response.

If, on or before the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Following the Expiration Time, Purchaser will provide for the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), in accordance with Rule 14d-11 under the Exchange Act of at least 10 business days. For purposes of the Offer, a “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday on which banks are not required or authorized to close in New York City, New York, or Amsterdam, The Netherlands and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable) is not an extension of the Offer. The Subsequent Offering Period would be an additional period of time, following the Expiration Time, in which shareholders may tender Shares previously tendered pursuant to the Offer. Purchaser will announce additional details with respect to the Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the SEC. To commence the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), the length of the Subsequent Offering Period and the approximate number and percentage of the Shares deposited as of the Expiration Time, will be announced no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time. There will be no withdrawal rights during the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable); any Shares tendered will immediately be accepted and promptly paid for. Any shares tendered during the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable) will be acquired by Purchaser at the Offer Price, in cash, without interest and less applicable withholding taxes or other taxes.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Purchase Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15 — “Certain Conditions of the Offer.” Under certain circumstances, Purchaser may terminate the Purchase Agreement and the Offer. Without limiting the generality of the foregoing, if the Purchase Agreement is validly terminated pursuant to its terms, Purchaser will promptly (and in any event within 24 hours following such termination), irrevocably and unconditionally terminate the Offer.

AVG has provided us with AVG’s shareholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to AVG shareholders. This Offer to Purchase and the Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on AVG’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver by Purchaser (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) of all the conditions to the Offer set forth in Section 15 — “Certain Conditions of the Offer,” we will, promptly after the Expiration Time, accept for payment all Shares validly tendered pursuant to the Offer and not properly withdrawn and, promptly after the Acceptance Time, pay for all such Shares. See Section 1 — “Terms of the Offer.”

During the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), we will immediately accept for payment and promptly pay for all additional Shares tendered during such Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any other applicable foreign antitrust, competition or merger control laws. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) if you are a record holder and you hold uncertificated Shares in book-entry form on the books of AVG’s transfer agent, (i) the Letter of Transmittal, properly completed and duly executed, and (ii) any other documents required by the Letter of Transmittal and (b) if your Shares are held in “street” name and are being tendered by book-entry transfer, (i) confirmation of a book-entry transfer of such Shares (“Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), or any delay in making payment for Shares.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

On the terms of and subject to the conditions to the Offer, we will, promptly after the Expiration Time, accept for payment all Shares validly tendered pursuant to the Offer and not properly withdrawn and, promptly after the Acceptance Time, pay for all such Shares. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered pursuant to the Offer and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

Shares tendered by a Notice of Guaranteed Delivery (as defined below) will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery (as defined below) relates are delivered to the Depositary.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

•	If you are a record holder and you hold uncertificated Shares in book-entry form on the books of AVG’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (a) the Letter of Transmittal, properly completed and duly executed; and (b) any other documents required by the Letter of Transmittal.

•	If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (a) a Book-Entry Confirmation; (b) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message; and (c) any other documents required by the Letter of Transmittal.

•	If you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within three NYSE trading days after the date of the execution of such Notice of Guaranteed Delivery. Please contact Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”) for assistance.

•	If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Book-Entry Transfer. The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Guarantee of Signatures. No signature guarantee is required on the Letter of Transmittal if: (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or (b) Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer but such shareholder cannot deliver the required documents to the Depositary prior to the Expiration Time, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided, that all of the following conditions are satisfied

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by Purchaser, is received prior to the Expiration Time by the Depositary as provided below; and

•	the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within three trading days after the date of execution of such Notice of Guaranteed Delivery: (a) if you are a record holder and you hold uncertificated Shares in book-entry form on the books of AVG’s transfer agent, (i) the Letter of Transmittal, properly completed and duly executed, and (ii) any other documents required by the Letter of Transmittal and (b) if your Shares are held in “street” name and are being tendered by book-entry transfer, (i) Book-Entry Confirmation into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message and (iii) any other documents required by the Letter of Transmittal.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

The method of delivery of the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and transfer the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Irregularities. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser may determine. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Any determinations made by us with respect to the terms and conditions of the Offer may be challenged by AVG shareholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided in this Offer to Purchase. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual or extraordinary general meeting of AVG shareholders or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares,

Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of AVG shareholders.

U.S. Federal Income Tax Information Reporting and Backup Withholding. Payments made to shareholders of AVG in the Offer or the Subsequent Reorganization generally will be subject to U.S. federal income tax information reporting and may be subject to backup withholding. To avoid backup withholding, a U.S. shareholder should complete and return the Form W-9 included in the Letter of Transmittal, certifying that (a) such shareholder is a U.S. person, (b) the taxpayer identification number provided is correct, and (c) that such shareholder is not subject to backup withholding. Non-U.S. shareholders should submit an appropriate and properly completed Internal Revenue Service (“IRS”) Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a shareholder’s U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 27, 2016, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable) and no withdrawal rights apply during the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable) with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Purchaser also reserves the absolute right to waive any defect or irregularity in the withdrawal of any Shares by any particular shareholder, regardless of whether or not similar defects or irregularities are waived in the case of other shareholders. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any determinations made by us with respect to the terms and conditions of the Offer may be challenged by AVG shareholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

5.	Certain Tax Consequences

5A. Certain Material U.S. Federal Income Tax Consequences.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Subsequent Reorganization to U.S. Holders (as defined below) of AVG whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are not tendered and are offered or receive cash in the Subsequent Reorganization. The summary is for general information only and does not consider all aspects of U.S. federal income taxation that might be relevant to shareholders of AVG. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not currently intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to U.S. Holders of AVG in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address non-U.S., state or local tax consequences of the Offer or the Subsequent Reorganization, nor does it address the U.S. federal income tax consequences of the transactions to shareholders who will actually or constructively (under the rules of Section 318 of the Code) own any stock of AVG following the Offer and the Subsequent Reorganization, to holders of equity awards under AVG’s equity compensation plans, holders of AVG Options, or to special classes of taxpayers who may be subject to special tax rules, including without limitation non-U.S. shareholders, small business investment companies, regulated investment companies, real estate investment trusts, grantor trusts, controlled foreign corporations within the meaning of Section 957 of the Code, passive foreign investment companies within the meaning of Section 1297 of the Code (“PFICs”), cooperatives, banks and certain other financial institutions, insurance companies, tax- exempt organizations, retirement plans, shareholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or non-U.S. currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, shareholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, shareholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights, or stock appreciation rights, as restricted stock, or otherwise as compensation, and shareholders that beneficially own directly, indirectly or constructively 10 percent or more of the outstanding voting Shares of AVG. In addition, this summary does not address U.S. federal taxes other than income taxes.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code; (b) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (d) a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Subsequent Reorganization.

Because individual circumstances may differ and this description is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the Offer or the Subsequent Reorganization, each shareholder should consult its own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer and the Subsequent Reorganization on a beneficial owner of Shares, including the application and effect of the alternative minimum tax and any state, local and non-U.S. laws and changes in any laws.

The Receipt of Cash in Exchange for Shares Pursuant to the Offer.

The exchange of Shares for cash pursuant to the Offer will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) and the U.S. Holder’s adjusted tax basis in the Shares exchanged. Any such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for such Shares is more than one year. Long-term capital gain recognized by an individual is generally taxable at a lower rate than the ordinary income tax rate. Long-term capital gain recognized by a corporation is currently taxed at ordinary income tax rates. In the case of Shares that have been held for one year or less, capital gain or loss recognized by a U.S. Holder on the exchange of such Shares generally will be short-term capital gain or loss. Any such short-term capital gain recognized pursuant to the Offer will be subject to tax at ordinary income tax rates. The deductibility of any short-term and long-term capital losses recognized pursuant to the Offer is subject to certain limitations.

Gain or loss will generally be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Subsequent Reorganization.

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a U.S. federal tax of 3.8% on the lesser of (a) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (b) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s “net investment income” will generally include the amount of gain such U.S. Holder recognizes on the exchange of Shares for cash pursuant to the Offer. A U.S. Holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of this additional tax to such U.S. Holder’s income and gain in respect of Shares exchanged for cash pursuant to the Offer.

The foregoing discussion assumes that AVG is not currently, and has not been a PFIC for U.S. federal income tax purposes. AVG believes it is not, and has not ever been, a PFIC. In general, the test for determining whether AVG is or has been a PFIC is applied annually and is based upon the composition of AVG’s and certain of its affiliates’ income and assets for such taxable year. In general, a corporation organized or incorporated outside the United States is a PFIC in any given taxable year in which, after taking into account the income and assets of certain subsidiaries, either (a) 75 percent or more of its gross income is classified as “passive income” or (b) 50 percent or more of the average quarterly value of its assets is attributable to its assets which produce or are held for the production of passive income. If AVG were a PFIC in the current taxable year or in any prior taxable year in which the tendering U.S. Holder has held the Shares, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such Shares, including an exchange of such Shares pursuant to the Offer, unless such U.S. Holder has in effect certain elections. Such adverse consequences generally would include the ratable allocation of such gain over the U.S. Holder’s holding period for such Shares, with the amount that is allocated to each taxable year being subject to tax at the highest ordinary income rate in effect for such taxable year and the imposition of a special “interest charge” on the tax on such income. U.S. Holders of AVG should consult their own tax advisors concerning whether AVG is or has been a PFIC for any given taxable year during which such U.S. Holder has owned Shares and the tax consequences of tendering Shares pursuant to the Offer.

Receipt of Cash in Exchange for Shares Pursuant to the Subsequent Reorganization.

Although not free from doubt, in the event a U.S. Holder receives cash for Shares in the Subsequent Reorganization, the U.S. federal income tax consequences to such U.S. Holder would likely be the same as described above. As further described in the Dutch Tax Aspects of the Offer and Subsequent Reorganization, you may be subject to Dutch dividend withholding tax. It is possible that you may be able to obtain a deduction or a credit for such withholding tax; however, the calculation of deductions and U.S. foreign tax credits involves the application of complex rules and limitations may apply. Each U.S. Holder should consult its own tax advisor concerning the tax consequences of exchanging Shares pursuant to the Subsequent Reorganization.

U.S. Federal Income Tax Information Reporting Requirements and Backup Withholding.

A U.S. Holder who exchanges Shares pursuant to the Offer or the Subsequent Reorganization is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

5B. Certain Dutch Tax Aspects of the Offer and Subsequent Reorganization

The following is a summary of Dutch tax consequences of the Offer and the Subsequent Reorganization to the shareholders of AVG whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Subsequent Reorganization. It does not address tax consequences applicable to holders of AVG Options. The summary is for general information only and does not consider all possible tax considerations or consequences that may be relevant to all categories of investors, some of which may be subject to special treatment under applicable law (such as trusts or other similar arrangements), and in view of its general nature, this summary should be treated with corresponding caution. Shareholders are expressly urged to consult with their tax advisers with regard to the tax consequences of tendering their shares pursuant to the Offer and the Subsequent Reorganization.

Please note that this summary does not describe the tax considerations for:

(a)	AVG shareholders, if such shareholders, and in the case of individuals, his/her partner, certain other relatives or certain persons sharing his/her household, alone or together, directly or indirectly have a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in AVG under the Dutch Personal Income Tax Act 2001 (Wet inkomstenbelasting 2001) or the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). In general, a substantial interest in AVG is considered present if the shareholder, and in the case of individuals, his/her partner, certain other relatives or certain persons sharing his/her household, alone or together, directly or indirectly holds shares representing five percent or more of the total issued and outstanding capital of AVG and/or is entitled to five percent of AVG’s annual profit, and/or five percent of the proceeds upon liquidation of AVG. A deemed substantial interest arises if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

(b)	AVG shareholders that are corporate legal entities that derive benefits from the Shares that are exempt under the participation exemption regime (deelnemingsvrijstelling) as laid down in the Dutch Corporate Income Tax Act 1969 or would have been exempt under the participation exemption regime if such shareholder were a taxpayer in The Netherlands. In general, an interest of five percent or more of the nominal paid-up share capital should qualify for the participation exemption regime. A shareholder may also have a qualifying participation if such AVG shareholder does not have a five percent interest but a related entity (a statutorily defined term) does, or if AVG is a related entity (a statutorily defined term) of the AVG shareholder.

(c)	Shareholders who are individuals and for whom the Shares or any benefit derived from the Shares are a remuneration or deemed to be a remuneration for activities performed by such AVG shareholders or certain individuals related to such shareholder (as defined in the Dutch Personal Income Tax Act 2001).

(d)	Shareholders who are individuals and for whom the Shares or any benefit derived from the Shares are attributable to employment activities the income from which is taxable in The Netherlands.

(e)	Pension funds, investment institutions (fiscale beleggingsinstellingen), exempt investment institutions (vrijgestelde beleggingsinstellingen) and other entities that are not subject to or are exempt (in full or in part) from corporate income tax in The Netherlands or another state of the European Union, Norway, Liechtenstein or Iceland.

(f)	Shareholders who or that are not considered the beneficial owner (uiteindelijk gerechtigde) of these Shares or the benefits derived from or realized in respect of these Shares.

This summary only addresses the Dutch national tax legislation and published regulations, as in effect on the date of this Offer and as interpreted in published case law until this date, without prejudice to any amendment introduced at a later date and implemented with or without retro-active effect.

Where this summary refers to The Netherlands, such reference is restricted to the part of the Kingdom of The Netherlands that is situated in Europe and the legislation applicable in that part of the Kingdom of The Netherlands.

5B.1. Certain Dutch Tax Aspects of the Offer

Dutch resident individual shareholders

An individual shareholder who is resident or deemed to be resident of The Netherlands for Dutch tax purposes will become subject to Dutch personal income tax (inkomstenbelasting) on any capital gains realized or income derived upon the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) at the progressive rates with a maximum of 52 percent if;

(a)	the Shares are attributable to an enterprise from which the individual derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth of such enterprise, without being an entrepreneur or a shareholder as defined in the Dutch Personal Income Tax Act 2001; or

(b)	such income or capital gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which includes activities with respect to the Shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

If the abovementioned conditions (a) and (b) do not apply to the individual shareholder, the Shares will be subject annually to Dutch personal income tax imposed on a fictitious yield on such Shares. The Shares held by such individual shareholder will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized, currently the annual taxable yield of all the assets and liabilities of such individual shareholder that are taxed under this regime, including the Shares, is set at a fixed amount. The fixed amount equals four percent of the fair market value of the assets reduced by the liabilities and measured, in general, exclusively at the beginning of every calendar year. Pursuant to the Dutch Tax Bill, as of 2017, the fixed amount will become variable and will increase progressively depending on the amount of the yield basis. The tax rate under the regime for savings and investments is a flat rate of 30 percent. By virtue of the deemed income recognized, the actual benefits derived (including profit distributions and capital gains) are not as such subject to Dutch personal income tax.

Dutch resident corporate shareholders

Corporate shareholders who are resident or deemed to be resident in The Netherlands for Dutch corporate income tax purposes will generally be subject to Dutch corporate income tax for any gains realized or income derived upon the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) up to a maximum rate of 25 percent.

Non-Dutch resident shareholders

A shareholder that is not a resident or deemed to be a resident of The Netherlands will not be subject to Dutch taxes on income and capital gains on the Shares in respect of any gain realized on the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable); provided that:

(a)	in the case of a non-Dutch resident shareholder that is not an individual, such shareholder (i) does not derive profits from an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) is not, other than by way of securities, entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands and to which enterprise the Shares are attributable; or

(b)	in the case of a non-Dutch resident shareholder that is an individual, such shareholder (i) does not derive profits from an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative the Shares are attributable, or (ii) does not realize income or gains with respect to the Shares that qualify as income from miscellaneous activities in The Netherlands, which include activities with respect to the Shares that exceed regular, active portfolio management, or (iii) is not, other than by way of securities, entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands and to which enterprise the Shares are attributable.

In the case of a non-Dutch resident shareholder that is taxable in The Netherlands, such shareholder will generally be taxed in the same way as Dutch resident taxpayers, as described above.

Other Taxes and Duties

No Dutch VAT and no Dutch registration tax, customs duty, stamp duty or any other similar documentary tax or duty will be payable by a shareholder on any payment in consideration for the disposal of the Shares upon the Offer.

5B.2. Certain Dutch Tax Aspects of the Subsequent Reorganization

Compulsory Acquisition

For an outline of the Dutch taxation on the shareholders upon the disposal of the Shares by means of the Compulsory Acquisition see the above discussion under the heading “Dutch Tax Aspects of the Offer and Post Closing Reorganization — Certain Dutch Tax Aspects of the Offer.”

Asset Sale

In principal capital gains realized by AVG upon the transfer of its assets and liabilities by means of the Asset Sale will be subject to Dutch corporate income tax at a rate of 25 percent. However, if the assets of AVG include only shares in subsidiaries that are and have always been eligible for the Dutch participation exemption regime, AVG will be exempt from Dutch corporate income tax (vennootschapsbelasting) on any capital gains realized upon the Asset Sale.

Liquidation Distribution

If subsequent to the Asset Sale and in connection with the Subsequent Reorganization it is decided that AVG will be dissolved and liquidated, Dutch dividend withholding tax will be due at the statutory rate of 15 percent to the extent that the liquidation proceeds exceed the average paid-in capital on the Shares as recognized for Dutch dividend withholding tax purposes, an exemption from or a reduction in such withholding tax is unlikely to be available.

Shareholders who are a resident or deemed to be resident in The Netherlands for Dutch tax purposes, other than individuals who have opted to be taxed as a resident of The Netherlands for Dutch personal income tax purposes, can generally credit the Dutch dividend withholding tax against their Dutch personal income tax or corporate income tax liability. The same generally applies to shareholders that are neither resident nor deemed to be resident of The Netherlands if the Shares are attributable to a Dutch permanent establishment of such non-resident shareholder.

6.	Price Range of Shares; Dividends.

The Shares currently trade on the NYSE under the ticker symbol “AVG.” AVG has advised Parent and Purchaser that, as of the close of business on July 25, 2016, (a) 54,763,151 Shares were issued and 50,730,029 Shares were outstanding, (b) 2,988,480 Shares were subject to AVG Options granted and outstanding under the AVG Stock Plan, (c) 690,000 Shares were subject to AVG Restricted Stock Units granted and outstanding under the AVG Stock Plan and (d) 1,623,877 Shares were subject to AVG Performance Stock Units granted and outstanding under the AVG Stock Plan.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the three preceding fiscal years, as reported on the NYSE.

	High	Low
Year Ended December 31, 2014
First Quarter	$21.35	$15.19
Second Quarter	21.15	17.77
Third Quarter	20.41	16.10
Fourth Quarter	20.69	16.00
Year Ended December 31, 2015
First Quarter	$22.90	$19.09
Second Quarter	29.09	20.67
Third Quarter	29.15	20.25
Fourth Quarter	24.49	17.91
Year Ended December 31, 2016
First Quarter	$21.00	$16.12
Second Quarter	20.99	17.94
Third Quarter (through July 28, 2016)	24.87	18.41

On July 6, 2016, the trading day before the public announcement of the terms of the Offer, the reported closing sales price of the Shares on the NYSE was $18.79. On July 28, 2016, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on the NYSE was $24.76. The Offer Price represents an approximately 33 percent premium over the July 6, 2016 closing stock price, and an approximately 1 percent premium over the July 28, 2016 stock price.

According to AVG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, AVG has never declared or paid any cash dividends on its share capital, and intends to retain future earnings, if any, to finance the growth and development of AVG’s business and to provide additional liquidity and does not expect to pay any cash dividends in the foreseeable future.

7.	Certain Information Concerning AVG.

Except as specifically set forth in this Offer to Purchase, the information concerning AVG contained in this Offer to Purchase has been taken from or is based upon information furnished by AVG or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to AVG’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning AVG, whether furnished by AVG or contained in such documents and records, or for any failure by AVG to disclose events which may have occurred or which may affect the significance or accuracy of any such information which is unknown to Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary, as applicable.

General. AVG’s legal name is AVG Technologies N.V. and its commercial name is AVG or AVG Technologies. AVG is a public company with limited liability (naamloze vennootschap) incorporated under the laws of The Netherlands. AVG is registered with the Trade Register of the Chamber of Commerce of Amsterdam under number 52197204 and has an official seat in Amsterdam, The Netherlands. AVG’s registered office address is at Gatwickstraat 9-39, 1043 GL Amsterdam, The Netherlands, with telephone number +31 20 522 6210. AVG’s principal executive offices are located at that address. AVG’s principal website address is www.avg.com. The information contained in, or that can be accessed through, AVG’s website neither constitutes a part of the Offer to Purchase nor is incorporated by reference herein.

AVG was incorporated in The Netherlands on March 3, 2011 by a notarial deed of incorporation as a cooperative (coöperatie) under the laws of The Netherlands under the name AVG Holding Coöperatief U.A. On November 25, 2011, AVG entered into a legal merger with its predecessor company and wholly owned subsidiary AVG Technologies N.V., and on November 25, 2011, AVG was converted into a public company with limited liability. Upon this conversion, the membership rights held by the members of the cooperative were converted into shares.

AVG was founded in 1991 as a consumer-focused IT security company. While AVG has increased the breadth of its solutions over the years, AVG remains focused on its core mission of delivering products and services to make people’s digital lives easier to secure, simpler to navigate and more enjoyable to experience.

AVG provides software and online services that deliver peace of mind to users by simplifying, optimizing and securing their Internet experiences. AVG seeks to protect devices, the data that is transmitted by and stored on those devices, and the people who ultimately use and rely on those devices. AVG’s business model, based on delivering high-quality solutions in high volume and at no cost to its users, enables it to rapidly acquire new users. Through its large user community, AVG is able to better understand the needs of its users, become a trusted provider of peace-of-mind software solutions, and thereby intelligently monetize its user base through premium products and value-added online services. AVG’s solutions, which today range from desktop, laptop and mobile software to dynamic secure Internet search solutions, can be accessed and utilized with minimal effort and limited technical know-how from the user. In choosing AVG’s solutions, which can be downloaded from the Internet, users become part of a trusted global community that benefits from network effects such as the mutual protection and support of a large user base. AVG’s sales and marketing activities benefit from word-of-mouth recommendations from its large user network to create a viral marketing effect, which is amplified by the speed and ease of use of its products and allows it to gain new customers at a low acquisition cost. This strategy has allowed AVG to support its user base of approximately 193 million active users as of March 31, 2016.

AVG believes that the quality of the approximately 193 million active users in its community is one of its most valuable assets. AVG establishes a trusted relationship with its community through its solutions with the goal of driving greater user engagement. Community engagement provides important contributions to AVG’s product development initiatives, enables rapid response to online threats and assists in its customer support initiatives, enabling AVG to accurately deliver compelling products and online services that meet the evolving needs of its users. The contributions from AVG’s community lower AVG’s costs, enabling it to offer free and low-cost offerings that further build upon the value AVG can deliver. AVG believes further monetization of its user base through additional products and online services represents a significant market opportunity for AVG.

AVG’s product portfolio targets the consumer and small and medium business, or SMB, markets across multiple devices and operating systems and includes Internet security, PC performance optimization, online backup, identity protection, family safety, mobile control and location services, dynamic secure search, remote control, network auditing, monitoring and alerting software. While a significant majority of AVG’s active users have been users of AVG’s free products and online services, AVG also offers products with premium functionality and enhanced customer support when customers purchase an annual or multi-year subscription. Following the acquisition of Privax in 2015, AVG’s product portfolio expanded to include virtual private network services.

As of December 31, 2015, AVG had approximately 14 million subscription users and 102 million mobile users.

Available Information. AVG is a “Foreign Private Issuer” as such term is defined under Rule 3b-4 of the Exchange Act. The Shares are registered under the Exchange Act. Accordingly, AVG is subject to certain of the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file annual reports with the SEC and to furnish other information to the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at SEC Headquarters at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including AVG that file electronically with the SEC.

8.	Certain Information Concerning Parent and Purchaser.

Parent is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a holding company. Purchaser is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a holding company.

Purchaser is a leading global provider of security software delivered to the consumer through a freemium model. Its software is currently the world’s most widely-used consumer security software, with over 230 million actively protected devices as of July 2016 in almost every country in the world. In addition to its consumer business, Purchaser also makes security software available to small and medium businesses, known as the SMB market. Purchaser’s success has been driven by its community-focused threat detection network and online-based freemium business model, through which it provides its users with a high-quality security product for free. Purchaser then offers users the opportunity to either purchase or upgrade to its premium paid products that provide advanced functionalities. Purchaser also seeks to provide additional value-added solutions to its users over time. Purchaser’s business model and its high quality security products have enabled it to build a strong brand and loyal user community, which in turn has driven highly-efficient “viral” marketing for its products. Purchaser’s service offerings have expanded in recent years to include a mobile enterprise platform that allows corporations to isolate and secure corporate data in BYOD (Bring Your Own Device) environments; a utilities offering that removes junk files on personal computers and mobile phones; a password manager; a virtual private network; and a secure browser.

The office address of each of Parent and Purchaser is Schiphol Boulevard 369, Tower F, 7th floor, 1118 BJ Schiphol, The Netherlands and the telephone number is +31 20 654 3225. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members, directors or executive officers of Parent and Purchaser are set forth in Schedule I to this Offer to Purchase.

During the last five years, none of the Parent or Purchaser or, after due inquiry and to the best knowledge and belief of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Except as described elsewhere in this Offer to Purchase (including Schedule I to this Offer to Purchase), (a) none of Parent or Purchaser or, after due inquiry and to the best knowledge and belief of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (b) none of Parent, Purchaser or, after due inquiry and to the best knowledge and belief of Parent and Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in respect of any Shares during the 60-day period preceding the date of this Offer to Purchase.

Except as described elsewhere in this Offer to Purchase, (a) none of Parent or Purchaser or, after due inquiry and to the best knowledge and belief of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AVG (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations) and (b) during the two-year period preceding the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, Purchaser or any of its or their affiliates or, after due inquiry and to the best knowledge and belief of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AVG or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, after due inquiry and to the best knowledge and belief of Parent and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with AVG or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, after due inquiry and to the best knowledge and belief of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AVG or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of any class of AVG’s securities, an election of AVG’s directors or a sale or other transfer of a material amount of assets of AVG during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read and copy the Schedule TO and the exhibits thereto at SEC Headquarters at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.	Source and Amount of Funds.

The Offer is not conditioned upon Purchaser or Parent obtaining financing to fund the purchase of Shares pursuant to the Offer and to fund the Subsequent Reorganization. Because (a) the Offer is being made for all outstanding Shares solely for cash, (b) we have received debt commitments, which, in addition to certain unrestricted cash or cash equivalents available to us, we anticipate will be sufficient to purchase all Shares tendered pursuant to the Offer, (c) the Offer is not subject to any financing condition and (d) if we consummate the Offer and not all outstanding Shares are tendered pursuant to Offer or during the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), and we intend to (i) commence the Compulsory Acquisition and offer each non-tendering AVG shareholder (or such AVG shareholder must otherwise receive) the Offer Price (without interest and less applicable withholding taxes or other taxes) for each Share then held by such non-tendering AVG shareholder, or (ii) acquire all assets of AVG in the Asset Sale, non-tendering AVG shareholders will receive the Offer Price (without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes) as the Liquidation Distribution (provided, however, that in the Compulsory Acquisition, the Dutch Court will determine the price to be paid for the Shares, which may be greater, equal to or less than the Offer Price), we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares pursuant to the Offer.

Parent and Purchaser estimate that the total funds required to purchase all of the Shares pursuant to the Offer, to consummate the Asset Sale and Subsequent Reorganization (which estimate includes, among other things, payment in respect of outstanding in-the-money options), pay related transaction fees and expenses due and payable on or prior to the consummation of the Offer, pay or refinance all Purchaser and AVG debt that is required to be paid or refinanced upon consummation of the Offer and satisfy all other payment obligations of Purchaser and AVG required to be satisfied at the closing of the Offer will be approximately $1.877 billion. Purchaser has obtained commitments from Credit Suisse AG, Jefferies Finance LLC, UBS AG, Stamford Branch, Bank of America Merrill Lynch International Limited and Société Générale (collectively, the “Lenders”) to provide $85.0 million in a senior secured revolving credit facility with a term of five years (the “Revolving Credit Facility”) and $1,600.0 million equivalent in senior secured term loan facilities (which will be provided as (a) a senior secured term loan facility denominated in U.S. dollars with a term of six years (the “Dollar Tranche Term Facility”) and (b) a senior secured term loan facility denominated in Euros with a term of six years, such Euro amount determined based on the spot rate of exchange on the date of allocation of commitments of the Term Loan Facilities (as defined below) in connection with primary syndication (the “Euro Tranche Term Facility” and, the Dollar Tranche Term Facility and Euro Tranche Term Facility, collectively, the “Term Loan Facilities,” and together with the Revolving Credit Facility, the “Debt Financing”). Parent and Purchaser anticipate that the Debt Financing and/or bank or other debt financings that may be entered into or issued by Purchaser in lieu of all or a portion of the Debt Financing, together with certain unrestricted cash or cash equivalents available to Purchaser (including such cash or cash equivalents of AVG that will become available to Purchaser upon the consummation of the Offer), will be sufficient to fund the purchase of all the Shares pursuant to the Offer and to pay related transaction fees and expenses due and payable on or prior to the consummation of the Offer, and pay or refinance all Purchaser and AVG debt that is required to be paid or refinanced upon consummation of the Offer, in accordance with the provisions of the Debt Financing, and satisfy all other payment obligations of Purchaser and AVG required to be satisfied upon consummation of the Offer. Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) will act as sole and exclusive administrative agent and collateral agent in respect of the Debt Financing. Funding of the Debt Financing is subject to the satisfaction of various conditions set forth in the amended and restated commitment letter pursuant to which the Debt Financing will be provided (together with the exhibits thereto, the “Debt Commitment Letter”). The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may, subject to the prior written consent of AVG in the case of certain changes to the Debt Financing, differ from those described in this document. The parties to the documentation governing the Debt Financing are expected to include Parent, Purchaser, certain subsidiaries of Purchaser, the Lenders and/or their affiliates, and other financial institutions party thereto as lenders.

Revolving Credit Facility and Term Loan Facilities.

Interest Rate. Loans under the Revolving Credit Facility are expected to bear interest, at the option of the Purchaser and the other borrowers under the Revolving Credit Facility (collectively, the “Revolving Borrowers”), at a rate equal to the adjusted LIBOR, the EURIBOR or an alternate base rate, in each case plus a spread. Loans under the Term Loan Facilities are expected to bear interest (a) in the case of the Dollar Tranche Term Facility, at the option of the Purchaser and the other borrowers under the Term Loan Facilities (collectively, the “Term Borrowers” and together with the Revolving Borrowers, the “Borrowers”), at a rate equal to the adjusted LIBOR or an alternate base rate and (b) in the case of the Euro Tranche Term Facility, at a rate equal to the EURIBOR, in each case plus a spread. After the Purchaser delivers financial statements for the first full fiscal quarter ending after the date of initial funding pursuant to the Debt Financing (the “Funding Date”), interest rate margins under the Revolving Credit Facility and the Term Loan Facilities will be subject to reductions based upon a net first lien leverage ratio as agreed upon between the Purchaser and the arrangers under the Debt Financing.

Repayments. The Revolving Borrowers will be permitted to make voluntary prepayments with respect to the Revolving Credit Facility and voluntarily reduce the unutilized portion of the Revolving Credit Facility at any time in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the redeployment costs of the lenders under the definitive debt documents in the case of a prepayment of adjusted LIBOR and EURIBOR borrowings other than on the last day of the relevant interest period. The Revolving Borrowers will be required to repay the aggregate principal amount of the Revolving Credit Facility outstanding at maturity. The Term Borrowers will be permitted to make voluntary prepayments with respect to the Term Loan Facilities at any time in minimum principal amounts to be agreed upon, without premium or penalty (other than payment of a prepayment premium in certain repricing transactions in an amount as agreed upon between the Purchaser and the arrangers under the Debt Financing for any such prepayment (or certain other repricing events) prior to the six-month anniversary of the Funding Date), in each case, subject to reimbursement of the redeployment costs of the lenders under the definitive debt documents in the case of a prepayment of adjusted LIBOR and EURIBOR borrowings other than on the last day of the relevant interest period. The Term Borrowers will be required to (i) make quarterly amortization payments with respect to the Term Loan Facilities in an amount as agreed upon between the Purchaser and the arrangers under the Debt Financing and (ii) repay the aggregate principal amount of the Term Loan Facilities outstanding at maturity.

Guarantors. All obligations of the Borrowers under the Revolving Credit Facility and the Term Loan Facilities and, at the option of the Purchaser, under certain hedging agreements and cash management arrangements, will in each case be guaranteed by Parent and certain existing and future direct and indirect material restricted subsidiaries of the Purchaser (subject to customary exceptions).

Security. The obligations of the Purchaser and the guarantors under the Revolving Credit Facility and the Term Loan Facilities and under certain hedging agreements and cash management arrangements will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in substantially all of the material owned assets of the Purchaser, each other borrower and each guarantor, in each case, whether owned on the Funding Date or thereafter acquired and subject to customary exceptions.

Other Terms. The documentation governing the Revolving Credit Facility and the Term Loan Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The documentation governing the Revolving Credit Facility and the Term Loan Facilities will also include customary events of defaults including a change of control to be defined.

Conditions. Funding of the Debt Financing is subject to the satisfaction of various conditions set forth in the Debt Commitment Letter. The funding of the Debt Financing is subject to, among other things:

(a)	the satisfaction of the conditions to the Offer pursuant to the terms of the Purchase Agreement without giving effect to any modifications, amendments, consents or express waivers thereto that are materially adverse to the lenders under the Debt Financing without the approval of the arrangers under the Debt Financing;

(b)	the payment of certain fees and expenses required by the Debt Commitment Letter to be paid on or prior to the Funding Date;

(c)	the execution and delivery of a definitive credit agreement and related documentation;

(d)	the conclusion of a period of 10 consecutive business days (subject to substantially same blackout periods as the “Marketing Period” (as defined in Section 11 — “The Purchase Agreement; Other Agreements — Purchase Agreement”)) prior to the date of the Offer Closing following the receipt by Credit Suisse Securities (USA) LLC, Jefferies Finance LLC and UBS Securities LLC, as initial lead arrangers, from Purchaser of a confidential information memorandum (excluding any sections that would customarily be provided by a lead arranger) in respect of the Debt Financing to syndicate the Term Loan Facilities;

(e)	the accuracy of certain representations and warranties;

(f)	the repayment in full of the outstanding indebtedness of Purchaser and its subsidiaries under that certain Credit Agreement, dated as of March 20, 2014, by and among, among others, Parent, Purchaser, certain wholly owned subsidiaries of Purchaser, the lenders from time to time party thereto and Credit Suisse International, as administrative and collateral agent; and

(g)	the receipt by the arrangers under the Debt Financing of certain financial information (including pro forma financial information) and certain “know your customer” information relating to Purchaser and AVG.

In the event that the Funding Date does not occur on or before the earliest of (i) the consummation of the Offer Closing with or without the funding of the Debt Financing (but without excusing any breach of the Debt Commitment Letter if any initial lender thereunder refuses to fund the Debt Financing), (ii) 11:59 p.m., New York City time, on the third business day (as defined in the Purchase Agreement) following the End Date if the Offer Closing has not occurred on or prior to such date and (iii) 11:59 p.m., New York City time, on the third business day (as defined in the Purchase Agreement) following the date occurring six months after July 6, 2016, then the Debt Commitment Letter and the Debt Financing commitments and undertakings of the Lenders thereunder will automatically terminate unless each of the Lenders, in its sole discretion, agrees to an extension.

The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of the Debt Commitment Letter and the exhibits thereto, copies of which have been filed as Exhibit (b) to the Schedule TO and which are incorporated herein by reference.

Purchaser currently intends to use cash generated by it and its subsidiaries’ operations to repay the Debt Financing in the ordinary course of business. Purchaser currently has no plans or arrangements to refinance the Debt Financing.

10.	Background of the Offer; Past Contacts or Negotiations with AVG.

The following chronology summarizes the key meetings and events between representatives of Parent and Purchaser and representatives of AVG that led to the signing of the Purchase Agreement. The following chronology does not purport to catalogue every conversation among representatives of Parent, Purchaser and AVG. For a review of AVG’s additional activities relating to these contacts, please refer to AVG’s Schedule 14D-9 being mailed to AVG shareholders with this Offer to Purchase. For purposes of this discussion, “Avast” refers to Parent and its direct and indirect subsidiaries.

Parent regularly evaluates its business and plans and considers a variety of potential transactions to enhance its business. Parent has considered a number of alternatives for developing its businesses, including investments, partnerships and acquisitions of other companies and businesses.

In early November 2014, representatives of Avast contacted representatives of AVG to determine whether there was interest in a potential strategic transaction. On November 11, 2014, Parent and AVG entered into a mutual non-disclosure agreement to permit the exchange of non-public information to facilitate the parties’ preliminary discussions regarding a possible strategic transaction. During the subsequent three-week period, Parent and its advisors, Jefferies and Goldman Sachs & Co. (“Goldman Sachs”), conducted a high-level due diligence review of AVG’s business.

On November 15, 2014, Vincent Steckler, Chief Executive Officer of Avast, and Ondřej Vlček, Chief Operating Officer of Avast, met with Gary Kovacs, Chief Executive Officer of AVG, and Todd Simpson, Chief Strategy Officer of AVG to discuss a possible strategic transaction between the two companies, which was followed by additional meetings between Mr. Kovacs, Mr. Steckler and representatives of each company during the following three weeks.

On December 5, 2014, Parent submitted to the AVG Boards a written non-binding indicative offer to acquire AVG at a price per Share of between $21 and $24. On December 23, 2014, the AVG Boards informed Parent that they were not prepared to accept the December 5 proposal, citing inadequacy of the offer price and the level of detail provided in the proposal.

In September 2015, representatives of Parent, including Mr. Steckler, were in contact with representatives of AVG, including Mr. Kovacs, to express continued interest in a potential strategic transaction. Parent and AVG resumed discussions regarding a potential strategic transaction in late November 2015 and signed a new mutual non-disclosure agreement on December 4, 2015. Parent and AVG and their respective financial advisors had various discussions over the following three months concerning the possible structure and terms of a potential business combination between Parent and AVG. On December 1 and 23, 2015, February 5 and 23, 2016, and March 3, 2016, representatives of Jefferies and representatives of Morgan Stanley discussed the possible business combination between Parent and AVG on behalf of their respective clients and shared their respective clients’ preliminary views regarding the potential business combination. The financial advisors also discussed the process which would be followed to assess the proposed transaction. During this period, each of AVG and Parent conducted preliminary financial and operational due diligence review of the other party. This round of discussions ended in mid-March 2016 when the parties were unable to reach consensus on the valuations of their respective businesses.

On May 15, 2016, representatives of Parent contacted representatives of AVG to express interest in acquiring AVG at a price per Share of $25.00

On May 19, 2016, Parent submitted to the AVG Boards a written non-binding indicative offer to acquire AVG at a price per Share of $25.00, which included a request for a three-week exclusivity period that would commence after completion of initial due diligence. On May 20, 2016, AVG responded in writing that it was prepared to allow Parent to undertake a due diligence review of AVG and discuss the possible transaction on a non-exclusive basis.

On May 24, 2016, representatives of each of AVG and Parent held a meeting in London at the offices of White & Case LLP (“White & Case”), legal counsel to Parent, to discuss the initial scope and timetable for the first phase of legal, financial and tax due diligence. AVG’s management team also provided a presentation on AVG’s financial position and business outlook.

On May 25, 2016, representatives of each of AVG, Parent, Ernst & Young LLP, information technology, tax and accounting advisor to Parent (“EY”), and Jefferies met telephonically to discuss the tax affairs of AVG.

On May 28, 2016, AVG and Parent signed a new mutual non-disclosure agreement and on May 30, 2016 agreed on a “clean team” protocol to allow Parent and its advisors to conduct a due diligence review of certain commercial information relating to AVG.

During the period beginning on May 28, 2016 and ending on June 11, 2016, representatives of Parent, AVG and their respective advisors met in person or telephonically to discuss the possible transaction and address various questions raised by Parent in the course of its then-ongoing due diligence review of AVG.

On June 1, 2016, Mr. Steckler and Mr. Kovacs met to discuss Parent’s ongoing due diligence process and the status of negotiations around high-level issues and terms. Mr. Steckler informed Mr. Kovacs that the previously indicated $25.00 price per Share would be challenging for Parent to confirm for various reasons. Mr. Kovacs reiterated to Mr. Steckler that any price below the $25.00 price per Share would not be acceptable to AVG and its Boards.

Throughout June 2016, representatives of Parent and its advisors held discussions with AVG and its advisors regarding Parent’s ongoing due diligence review of AVG, covering, among other subject matters, financial, operational, legal and tax matters.

On June 11, 2016, Parent confirmed in writing its nonbinding proposal to acquire AVG at a price of $25.00 per Share, subject to confirmatory due diligence, which Parent proposed to carry out during a three-week exclusivity period. Parent also provided AVG with “highly confident” letters from debt financing sources relating to debt commitments under negotiation between Parent and such debt financing sources.

On June 13, 2016, AVG and its advisors requested further information from Parent regarding Parent’s strategy with respect to employees and customers, Parent’s proposed sources and uses of funds for the transaction and further information on the proposed scope of Parent’s confirmatory due diligence.

On June 14, 2016, Parent provided a supplementary letter that, among other things, outlined funding sources, provided further detail on the scope of the proposed confirmatory due diligence, outlined the premium that its offer represented to the market price of the Shares and the benefits of a potential combination to AVG’s. On that same day, AVG agreed in writing to permit further due diligence by Parent and to grant a Parent a period of exclusivity.

On June 15 and 16, 2016, representatives of each of White & Case and Orrick, Herrington & Sutcliffe LLP (“Orrick”), U.S. legal counsel to AVG, met telephonically to discuss the terms of a possible exclusivity arrangement between AVG and Parent. On June 16, 2016, Parent and AVG entered into an exclusivity agreement providing Parent with a period of exclusivity until July 7, 2016.

On June 20, 2016, AVG, in accordance with its obligations under the exclusivity agreement, informed Parent that it had received two inbound inquiries regarding a potential acquisition proposal.

On June 22, 2016, a representative of White & Case delivered an initial draft of the Purchase Agreement to representatives of Orrick and Allen & Overy LLP (“Allen & Overy”), Dutch legal counsel to AVG.

On June 26, 2016, a representative of Orrick provided a revised draft of the Purchase Agreement to White & Case and De Brauw Blackstone Westbroek N.V. (“De Brauw”), Dutch legal counsel to Parent.

From June 29 through July 6, 2016, representatives of Parent and AVG, and their respective financial and legal advisors conducted numerous telephonic meetings to discuss the terms and conditions of the draft Purchase Agreement. During such time, discussions included details of the scope of the representations, warranties and covenants contained in the draft Purchase Agreement, the conditions under which Parent would be obligated to close the tender offer, the allocation of risk between the parties with respect to regulatory matters, the no-solicitation covenant, the certainty of Parent’s sources of funds and financing commitments, the amount of the termination fees contemplated by the draft Purchase Agreement and the circumstances under which such termination fees would be required to be paid, Dutch corporate governance-related provisions and the structure of the proposed transaction, particularly relating to the Asset Sale. White & Case and Orrick also exchanged revised drafts of the Purchase Agreement, including the disclosure schedules related to the Purchase Agreement, and Allen & Overy and De Brauw exchanged revised drafts of the Asset Sale Agreement. Also during this period, affiliates of TA Associates and CVP, each significant shareholders of AVG, agreed to enter into tender and support agreements with Parent to tender all of their Shares in the Offer and vote in support of the transactions contemplated by the Purchase Agreement.

During the period from July 3 to July 6, 2016, representatives of the respective legal and financial advisors of Parent and AVG held several discussions regarding the acquisition financing of the transaction, including the terms and conditions of such financing, and AVG’s legal and financial advisors were provided drafts of the Debt Commitment Letter and related documents to which they provided comments.

On July 4, 2016, Mr. Steckler and Mr. Kovacs met telephonically to discuss the status of negotiations. Mr. Steckler informed Mr. Kovacs that based on Parent’s confirmatory diligence, Parent was considering a valuation of AVG at a price below the proposed $25.00 price per Share, and suggested they would need to address issues around price. Mr. Kovacs told Mr. Steckler that AVG would not engage in any further negotiations and would terminate the process if Parent were to reduce its proposed price.

On July 6, 2016, Parent held meetings of its Management Board and Supervisory Board at the offices of De Brauw, located in Amsterdam, The Netherlands, at which the directors of Parent approved, among other things, the Purchase Agreement and the transactions contemplated by the Purchase Agreement. Later that day, Parent, Purchaser and AVG entered into the Purchase Agreement.

Prior to opening of the markets in the United States on July 7, 2016, Parent and AVG jointly announced the execution of the Purchase Agreement.

For more information on the Purchase Agreement and the other agreements between AVG and Parent, Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Parent and Purchaser,” Section 9 — “Source and Amount of Funds,” and Section 11 — “The Purchase Agreement, Other Agreements.”

11.	The Purchase Agreement; Other Agreements.

The Purchase Agreement

The following summary of certain provisions of the Purchase Agreement and all other provisions of the Purchase Agreement discussed herein are qualified by reference to the Purchase Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Schedule TO. The Purchase Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Shareholders and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Purchase Agreement.

This summary of the Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual disclosures about Parent, Purchaser, AVG or their respective affiliates. The Purchase Agreement contains representations, warranties and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by AVG to Parent in connection with the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Parent or AVG. In reviewing the representations, warranties and covenants contained in the Purchase Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Purchase Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, AVG or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Purchase Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent and AVG publicly file.

The Offer. Purchaser has agreed to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer as promptly as reasonably practicable after the date of the Purchase Agreement, but in no event later than 15 business days following the date of the Purchase Agreement. Subject to the satisfaction or waiver of the conditions to the Offer, Purchaser has agreed to, at or as promptly as practicable following the Expiration Time (but in any event, within three business days of the Expiration Time), accept for payment and, at or as promptly as practicable following the Acceptance Time (but in any event within three business days of the Acceptance Time), pay for all Shares validly tendered pursuant to the Offer and not properly withdrawn.

Purchaser expressly reserves the right at any time prior to the Expiration Time, at its sole discretion, to waive, in whole or in part, any condition to the Offer and to make any change in the terms of or conditions to the Offer. However, Purchaser will not (without the prior written consent of AVG): (i) waive or change the Minimum Condition; (ii) decrease the Offer Price; (iii) change the form of consideration to be paid in the Offer; (iv) decrease the number of Shares sought in the Offer; (v) extend or otherwise change the Expiration Time except as otherwise provided in the Purchase Agreement; or (vi) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or the terms of the Offer in a manner adverse to AVG shareholders.

Extensions of the Offer. Unless the Offer is extended or earlier terminated, the Offer will expire at 11:59 p.m., New York City time, on August 31, 2016. In the Purchase Agreement, the parties agreed that unless extended as provided in the Purchase Agreement, the Offer will expire at 12:00 midnight (New York City time) (i.e., one minute after 11:59 p.m. (New York City time)) on the date that is the later of (i) 20 business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date of commencement of the Offer and (ii) such date that is six business days after the date of the EGM. If any condition to the Offer is not satisfied or waived at the then-scheduled Expiration Time, Purchaser has agreed to extend the Offer (the length of such extension period to be determined by Parent or Purchaser) from time to time until such condition or conditions to the Offer are satisfied or waived. Purchaser, however, is not required to extend the Offer (A) beyond January 6, 2017, (B) in an individual extension period of more than 10 business days, or (C) at any time that Parent or Purchaser is permitted to terminate the Purchase Agreement. Purchaser has agreed to (1) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer or as may be required by any other governmental authority, and (2) if the Marketing Period (as defined below) has not ended on the last business day prior to the expiration of the Offer, extend the Offer until the earliest to occur of (x) any business day before or during the Marketing Period as may be specified by Parent or Purchaser on no less than two business days’ prior notice to AVG, and (y) the first business day after the final day of the Marketing Period. Notwithstanding anything in the Purchase Agreement to the contrary, at the then-scheduled Expiration Time, Purchaser may extend the Offer for up to 10 business days from the day the Marketing Period will otherwise end. Following the Expiration Time, Purchaser will (and the Offer documents will so indicate) provide the Subsequent Offering Period of not less than 10 business days. The Offer may not be terminated prior to then-scheduled Expiration Time unless the Purchase Agreement has been validly terminated in accordance with the Purchase Agreement.

Marketing Period. For purposes of the Purchase Agreement, “Marketing Period” means the first period of 15 consecutive business days commencing on the date of delivery by AVG to Parent of the (i) audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows related to AVG for the three most recently completed fiscal years ended at least 90 days before the Acceptance Time and (ii) unaudited consolidated balance sheets and related unaudited statements of income, shareholders’ equity and cash flows related to AVG, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Acceptance Time (such information described in clauses (i) and (ii), the “Required Financial Information”) and ending prior to the Acceptance Time. Notwithstanding anything in the Purchase Agreement to the contrary, (a) to the extent the Marketing Period has not been completed on or prior to August 19, 2016, the Marketing Period will not be deemed to have commenced prior to September 6, 2016, (b) the Marketing Period will not be required to be consecutive to the extent it would include November 24, 2016 and November 25, 2016 (which dates will not count for purposes of the 15 business day period), (c) to the extent the Marketing Period has not been completed on or prior to December 16, 2016, the Marketing Period will not be deemed to have commenced prior to January 2, 2017 and (d) the Marketing Period will end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained. If AVG in good faith reasonably believes that it has delivered the Required Financial Information, AVG may deliver to Parent written notice to that effect (stating when it believes it completed any such delivery), in which case AVG will be deemed to have satisfied its requirements under the definition of Marketing Period on the date specified in such notice and the Marketing Period will be deemed to have commenced on the date specified in such notice, in each case unless Parent in good faith reasonably believes that AVG has not delivered the Required Financial Information and, within two business days after its receipt of such notice from AVG, delivers a written notice to AVG to that effect (stating with reasonable specificity which information is required to satisfy AVG’s requirements to provide the Required Financial Information for purposes of compliance with the definition of Marketing Period only (in which case, AVG will be deemed to have satisfied its requirements under the definition of Marketing Period on the date such information required to satisfy AVG’s requirements to provide the Required Financial Information is delivered to Parent)).

Treatment of AVG Equity Awards. At the Acceptance Time, each AVG Option, whether vested or unvested, that is outstanding as of immediately prior to the Acceptance Time will be cancelled and extinguished without any further action on the part of Purchaser, AVG, or any holder of an AVG Option or any other person. To the extent that an AVG Option is vested as of the Acceptance Time (as determined in accordance with the AVG Stock Plan and the award agreement) and has an exercise price per Share that is less than the Offer Price, at the Acceptance Time, such vested AVG Option will be converted into the right to receive a cash payment from Parent at the Acceptance Time (less applicable withholding taxes or other taxes) equal to the product of (i) the excess, if any, of the Offer Price over the applicable per Share exercise price of such AVG Option multiplied by (ii) the number of vested Shares subject to such AVG Option. An AVG Option that is unvested as of the Acceptance Time or has an exercise price per Share that is equal to or greater than the Offer Price will be cancelled without any cash or other consideration being paid or provided therefor, except that if, as of the date of the Purchase Agreement, with respect to certain AVG Options specifically identified on the confidential disclosure schedule that AVG delivered to Parent and Purchaser concurrently with the execution of the Purchase Agreement which contain a vesting acceleration provision that can be triggered following the Acceptance Time upon a qualifying event or termination of employment, then upon the satisfaction of all of the conditions otherwise necessary for such vesting acceleration in accordance with the existing rights of the holder of such AVG Option, Parent will, within 30 days after the date of the qualifying event or termination triggering the vesting acceleration, provide the holder of such AVG Option with a payment (less applicable withholding taxes or other taxes) equal to the product of (a) the excess, if any, of the Offer Price over the applicable per Share exercise price of such AVG Option multiplied by (b) the number of Shares subject to such AVG Option that would have vested had the AVG Option been outstanding on the date of the event triggering the vesting acceleration right with respect to such AVG Option. No interest will be paid or accrued on any cash payable with respect to any AVG Option.

At the Acceptance Time, and without any further action on the part of Purchaser, AVG, or any holder of any AVG Performance Stock Unit or AVG Restricted Stock Unit or any other person, each AVG Performance Stock Unit or AVG Restricted Stock Unit that is vested as of the Acceptance Time (as determined in accordance with the AVG Stock Plan and the award agreement) will no longer be outstanding and will automatically be cancelled and converted into the right to receive an amount in cash from Parent at the Acceptance Time (less applicable withholding taxes or other taxes) equal to the product of (i) the Offer Price multiplied by (ii) the number of vested Shares subject to such AVG Performance Stock Unit or AVG Restricted Stock Unit. Any AVG Performance Stock Unit or AVG Restricted Stock Unit that is unvested as of the Acceptance Time will be cancelled without any cash or other consideration being paid or provided therefor, except, that if, as of the date of the Purchase Agreement, with respect to certain AVG Performance Stock Units or AVG Restricted Stock Units specifically identified on the confidential disclosure schedule that AVG delivered to Parent and Purchaser concurrently with the execution of the Purchase Agreement which contain a vesting acceleration provision that can be triggered following the Acceptance Time upon a qualifying event or termination of employment, then upon the satisfaction of all of the conditions otherwise necessary for such vesting acceleration in accordance with the existing rights of the holder of such AVG Performance Stock Unit or AVG Restricted Stock Unit, Parent will, within 30 days after the date of the qualifying event or termination triggering the vesting acceleration, provide the holder of such AVG Performance Stock Unit or AVG Restricted Stock Unit with a payment (less applicable withholding taxes or other taxes) equal to the product of (i) the Offer Price multiplied by (ii) the number of Shares subject to such AVG Performance Stock Unit or AVG Restricted Stock Unit that would have vested had such AVG Performance Stock Unit or AVG Restricted Stock Unit been outstanding on the date of the event triggering the vesting acceleration right with respect to such AVG Performance Stock Unit or AVG Restricted Stock Unit. No interest will be paid or accrued on any cash payable with respect to any vested AVG Performance Stock Unit or AVG Restricted Stock Unit.

Extraordinary General Meeting. AVG has agreed to hold the EGM to:

(i)	provide information regarding the Offer and discuss the Offer;

(ii)	adopt a resolution effective upon the Acceptance Time to (A) provide discharge to all of the existing members of the AVG Boards and Mr. J. Little (former member of the AVG Management Board) and (B) appoint such new members to the AVG Boards as designated by Purchaser, upon the binding nomination of the AVG Supervisory Board, to replace the resigning members of the AVG Boards;

(iii)	adopt a resolution to, conditional upon the number of Shares tendered pursuant to the Offer (or during the Subsequent Offering Period (which includes the Minority Exit Offering Period)) representing less than 95 percent but at least 80 percent of the outstanding Shares (the “Asset Sale Range”), approve the Asset Sale;

(iv)	adopt a resolution to, subject to the number of Shares tendered pursuant to the Offer (or during the Subsequent Offering Period (which includes the Minority Exit Offering Period)) falling within the Asset Sale Range, amend the articles of association of AVG for the purpose of, among other things, permitting the appointment by the general meeting of AVG of a liquidator, including the authorization of all members of the AVG Management Board and any and all lawyers and paralegals practicing with De Brauw Blackstone Westbroek N.V. to execute such deed of amendment of the articles of association of AVG.

(v)	adopt a resolution to, subject to (A) delisting of the Shares from the NYSE, (B) the Asset Sale not being pursued, and (C) the number of Shares tendered pursuant to the Offer (or during the Subsequent Offering Period (which includes the Minority Exit Offering Period)) representing at least 80 percent of the outstanding Shares, (1) convert AVG from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), and (2) amend AVG’s articles of association in connection with the matters described in the foregoing clause (1), including the authorization of all members of the AVG Management Board and any and all lawyers and paralegals practicing with De Brauw Blackstone Westbroek N.V. to execute such deed of amendment of the articles of association of AVG; and

(vi)

adopt a resolution to, subject to (A) the number of Shares tendered pursuant to the Offer (or during the Subsequent Offering Period (which includes the Minority Exit Offering Period)) falling within the

Asset Sale Range, (B) the deed of amendment of the articles of association effecting the changes referred to under clause (iv) above having been executed and (C) completion of the Asset Sale, appoint as liquidator Stichting Vereffening AVG Technologies, a foundation to be organized and existing under Dutch law (the “Foundation”), dissolve AVG (resulting in a liquidation) and approve the payment of the Liquidation Distribution to each non-tendering AVG shareholder.

AVG has agreed that its obligation to duly call, give notice of, convene and hold the EGM in accordance with and subject to the terms of the Purchase Agreement will not be affected by the commencement, public proposal, public disclosure or communication to AVG of any Alternative Transaction Proposal (as defined below) (whether or not a Superior Proposal (as defined below)); provided that, AVG will be permitted to cancel the EGM after an Adverse Recommendation Change (as defined below) or upon the termination of the Purchase Agreement in accordance with the terms of the Purchase Agreement. Unless the Purchase Agreement is terminated in accordance with the terms of the Purchase Agreement, AVG has agreed not to submit to the vote of the shareholders of AVG any Alternative Transaction Proposal (whether or not a Superior Proposal) prior to the vote of the shareholders of AVG with respect to the matters set forth in clauses (i) through (vi) above.

In connection with the Asset Sale and the Liquidation Distribution, Parent and Purchaser have agreed to provide a guarantee, in a form and substance reasonable and customary in The Netherlands, to the liquidator as to any deficit in the estate of AVG to enable the liquidator to pay the Offer Price by means of an advance liquidation distribution to AVG shareholders that were not tendered pursuant to the Offer. The approval of AVG shareholders at the EGM of the Asset Sale will be conditional upon the number of Shares tendered pursuant to the Offer (or during the Subsequent Offering Period (which includes the Minority Exit Offering Period)) falling within the Asset Sale Range.

Directors. Under the Purchase Agreement, Purchaser agreed that, as soon as practicable after the date of the Purchase Agreement, and no later than two business days prior to the convocation of the EGM, Purchaser will designate in writing to AVG the new members for the AVG Boards for purposes of the shareholder vote at the EGM. Purchaser has designated the proposed new members of the AVG Supervisory Board, René Bienz, Gagandeep Singh and Glenn Taylor, and the proposed new members of the AVG Management Board, Alan Rassaby, Stefan Boermans and Dick Haarsma.

Asset Sale and Subsequent Reorganization. As promptly as practicable following the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period), Purchaser may effectuate the Subsequent Reorganization of AVG and its subsidiaries, which may include, (i) if permissible under applicable law, the commencement by Purchaser of the Compulsory Acquisition or (ii) unless Purchaser can commence the Compulsory Acquisition, the Asset Sale and the Liquidation Distribution. If (a) the approval of AVG shareholders at the EGM of the Asset Sale has been obtained, (b) the Subsequent Offering Period (which includes the Minority Exit Offering Period) has expired and (c) the number of Shares validly tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer), together with the Shares then owned by Parent, Purchaser and their subsidiaries, falls within the Asset Sale Range, then Parent and Purchaser may require AVG to enter into the Asset Sale Agreement and, subject to the conditions of the Purchase Agreement and the Asset Sale Agreement, the Parent, Purchaser and AVG will promptly implement the Asset Sale and Liquidation Distribution and take the steps and complete the actions and transactions set forth in the Asset Sale Agreement. The Subsequent Reorganization, if completed, will result in all minority shareholders being offered or receiving in the Subsequent Reorganization for each Share then held cash in an amount equal to the Offer Price, as soon as reasonably possible after the Acceptance Time, unless the Compulsory Acquisition is commenced by Purchaser, in which case the cash amount received for each Share not tendered pursuant to the Offer will be determined by the Dutch Court.

Certain Adjustments. In the event that, during the period between the date of the Purchase Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares is changed into a different number of shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Price and any other amounts payable pursuant to the Purchase Agreement will be equitably adjusted, without duplication, to reflect such change.

Representations and Warranties. In the Purchase Agreement, AVG has made customary representations and warranties to Parent and Purchaser which are subject to specified exemptions and qualifications contained in the Purchase Agreement and the confidential disclosure schedule that AVG delivered to Parent and Purchaser concurrently with the execution of the Purchase Agreement and to certain disclosures in AVG’s SEC filings filed or furnished on or after January 1, 2014 and publicly available at least two business days prior to the date of the Purchase Agreement, including representations relating to, among other things: its organization, valid existence and standing under the laws of the jurisdiction in which its business is being conducted; its subsidiaries; its articles of association and bylaws; its capitalization; its corporate power and authority relative to the Purchase Agreement and the transactions contemplated by the Purchase Agreement; required governmental authorizations or filings or other consents and approvals, and no violations of organizational documents; public SEC filings and financial statements; certain business practices, including controls and procedures over disclosures and financial reporting; the absence of certain changes or events; accuracy of information supplied for purposes of the Offer documents and AVG’s Schedule 14D-9; the absence of undisclosed material liabilities; compliance with laws, including sanctions laws, and regulatory matters; absence of litigation; real property; intellectual property matters, including software, IT systems and data privacy; tax matters; employee benefit plan matters; labor and employment matters; material contracts; finders’ and brokers’ fees and expenses; opinion of AVG’s financial advisor with respect to the fairness of the Offer Price; insurance; transactions with affiliates; regulatory compliance; anti-takeover measures; accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9; and customers and suppliers.

The representations and warranties in the Purchase Agreement made by AVG are, in certain cases, modified by “knowledge,” “materiality” and “Company Material Adverse Effect” qualifiers. For purposes of the Purchase Agreement, “Company Material Adverse Effect” means any change, event, development, occurrence or effect that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of AVG and its subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of AVG to consummate the transactions contemplated by the Purchase Agreement (for the avoidance of doubt, for purposes of this clause (ii) only, if, based on the results of the Offer, it has been determined that AVG is not required to consummate the Asset Sale because Purchaser is able to consummate the Compulsory Acquisition, then any effect that prevents or materially delays the ability of AVG and its subsidiaries to consummate the Asset Sale will not be deemed a Company Material Adverse Effect); provided, however, that none of the following effects will be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect: (a) changes or proposed changes in applicable law, accounting standards (including International Financial Reporting Standards or GAAP) or stock exchange rules or listing standards, or interpretations thereof; (b) changes in the financial, capital, credit or securities markets or general economic or political conditions in The Netherlands, the United States or any other country or region in which AVG and its subsidiaries operate, including any adverse development regarding the European Union, its member states (including member states leaving the European Union) and the Eurozone (including one or more member states leaving or forced to leave the Eurozone); (c) changes (including changes of applicable law or interpretations thereof) or conditions generally affecting the industry in which AVG and its subsidiaries operate; (d) acts of war (whether declared or not declared), sabotage or terrorism or natural or man-made disasters; (e) any action taken (or omitted to be taken) at the request of Parent or Purchaser or resulting from a breach of the Purchase Agreement, or violation of applicable law, by Purchaser or Parent; (f) any action taken by AVG and/or its subsidiaries that is required or expressly contemplated or permitted by the Purchase Agreement, including any actions required under the Purchase Agreement to obtain any approval or authorization under applicable antitrust laws for the consummation of the Offer; (g) a change in the price and/or trading volume of Shares on the NYSE or any other market in which such securities are quoted for purchase and sale (provided that the underlying facts and circumstances giving rise to such changes, unless otherwise excluded by this definition, may be deemed to constitute, and may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) any effects resulting from or arising out of the announcement or pendency of the transactions contemplated by the Purchase Agreement or the identity of or any facts or circumstances relating to Parent, including the impact of any of the foregoing on the relationships, contractual or otherwise, of AVG and any of its subsidiaries with employees, governmental authorities or any other persons; or (i) any failure in and of itself by AVG or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying facts and circumstances giving rise to such failures, unless otherwise excluded by the definition of Company Material Adverse Effect, may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); provided, however, that in the case of the exceptions in clauses (a) through (d), to the extent such effect disproportionately impacts AVG and its subsidiaries, taken as a whole, as compared to other persons engaged in the business in which AVG and its subsidiaries engage, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

Additionally, the Purchase Agreement provides, among other things, that AVG has represented that the AVG Boards, at a meeting duly called and held, have unanimously (i) determined that the Purchase Agreement and the transactions contemplated by the Purchase Agreement are in the best interests of AVG, its business and strategy and its shareholders, employees and other relevant stakeholders, (ii) approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement and (iii) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and to recommend acceptance of the Offer by the shareholders of AVG and to recommend approval and adoption of the shareholder approvals at the EGM (such recommendation, the “AVG Boards Recommendation”).

In the Purchase Agreement, Parent and Purchaser have also made customary representations and warranties to AVG that are subject to specified exemptions and qualifications contained in the Purchase Agreement and the confidential disclosure schedule that Parent and Purchaser delivered to AVG concurrently with the execution of the Purchase Agreement. Parent’s and Purchaser’s representations and warranties are, in certain cases, modified by “knowledge,” “materiality,” and “Parent Material Adverse Effect.” For purposes of the Purchase Agreement, “Parent Material Adverse Effect” means any effect which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the Offer.

Parent’s and Purchaser’s representations and warranties include representations relating to, among other things: organization, valid existence and standing of Parent and Purchaser; corporate power and authority relative to the Purchase Agreement and the transactions contemplated by the Purchase Agreement; required governmental authorizations or filings or other consents and approvals, and no violations of organizational documents; accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9; finders’ and brokers’ fees and expenses; Parent’s ability to obtain sufficient financing for the transactions contemplated by the Purchase Agreement; absence of litigation; and lack of ownership of Shares.

None of the representations and warranties contained in the Purchase Agreement will survive the Acceptance Time.

Conduct of AVG Pending the Offer Closing. From the date of the Purchase Agreement until the Offer Closing or the earlier termination of the Purchase Agreement in accordance with its terms, except as (i) expressly required or expressly contemplated by the Purchase Agreement, (ii) set forth on the confidential disclosure schedule that AVG delivered to Parent and Purchaser concurrently with the execution of the Purchase Agreement, (iii) required by applicable law or (iv) consented to in advance in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), AVG has agreed to (a) conduct its business in the ordinary course consistent with past practice, (b) use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors, governmental authorities and other third parties and to keep available the services of its current officers and employees and (c) use its commercially reasonable efforts to protect its intellectual property. From the date of the Purchase Agreement until the Offer Closing or the earlier termination of the Purchase Agreement in accordance with its terms, except as (w) expressly required or expressly contemplated by the Purchase Agreement, (x) set forth on the confidential disclosure schedule that AVG delivered to Parent and Purchaser concurrently with the execution of the Purchase Agreement, (y) required by applicable law or (z) as consented to in advance by Parent in writing (provided that Parent has agreed to respond to any written request for consent within two business days of receipt thereof), AVG will not, and will cause its subsidiaries not to:

(a)	amend its articles of association, bylaws or other similar organizational documents;

(b)	(i) split, combine, subdivide, exchange or reclassify any shares in its share capital or other equity interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares in its share capital or other equity interests, except for dividends by any of its wholly owned subsidiaries to AVG or other wholly owned subsidiaries, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of AVG or any of its subsidiaries, except as required by the terms of any benefit plan or (iv) enter into any contract, agreement or understanding with respect to the voting or registration of its share capital;

(c)	(i) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to any lien), deliver or sell, or authorize the issuance, pledge, disposition, grant, transfer, accelerate the vesting of, delivery of or sale of, any shares of any securities of AVG or any of its subsidiaries, other than the issuance of (A) any Shares upon the exercise of AVG Options that are outstanding on the date of the Purchase Agreement in accordance with such AVG Options as of the date of the Purchase Agreement and (B) any securities of any subsidiaries of AVG to AVG or any other wholly owned subsidiary of AVG or (ii) adjust or amend the rights of or any term of any security of AVG (including AVG Options) or any of its subsidiaries;

(d)	acquire (by merger, consolidation, acquisition of shares, assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than acquisitions of supplies and inventories in the ordinary course of business consistent with past practice;

(e)	sell, lease, license, mortgage, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise transfer or dispose of any of its assets, securities, properties, interests or businesses (other than intellectual property that is the subject of clauses (f) and (g) below) that are material, individually or in the aggregate;

(f)	sell, convey, assign, license, sublicense, covenant not to assert, disclose (in the case of trade secrets or other confidential or proprietary information), transfer, pledge, encumber or otherwise dispose of (whether by merger, consolidation, purchase, sale or otherwise) any material intellectual property owned by or licensed to AVG or any of its subsidiaries, in each case, other than pursuant to non-exclusive licenses granted pursuant to standard outbound intellectual property agreements;

(g)	abandon, cancel, let lapse, allow to be dedicated to the public domain, fail to renew, or fail to continue to prosecute, protect or defend any material intellectual property owned by or licensed to AVG or any of its subsidiaries, in each case other than in the ordinary course of business consistent with past practice;

(h)	distribute, modify, embed, integrate, bundle, link, incorporate, or otherwise use any open source software in any manner that would subject any source code to any compulsory copyleft license terms;

(i)	make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances among AVG and any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries);

(j)	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than (i) incurred between AVG and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by AVG of indebtedness of any wholly owned subsidiary of AVG or (ii) incurred in the ordinary course of business consistent with past practice;

(k)	(i) increase the compensation or benefits of any company service provider, (ii) grant any equity (or equity-based) award or rights to severance, termination pay, retention or change in control benefit or agreement to any current or future company service provider, (iii) pay or award any bonus or incentive compensation (including any discretionary cash payments) to any company service provider, (iv) establish, adopt, enter into or amend any benefit plan (or any award granted under any benefit plan) or any plan, policy, program or agreement that would be an benefit plan if in existence on the date of the Purchase Agreement, (v) amend or waive any performance or vesting criteria or accelerate the vesting or lapsing of restrictions with respect to any compensation, benefits, equity-based compensation (including, without limitation, any company equity award), incentive compensation or the forgiveness of indebtedness of any loan, (vi) make any changes to existing employment or other agreements with employees or enter into any new employment agreements, (vii) hire or terminate the employment of any company service provider (other than a termination for “cause”), (viii) create any retention-related pools of cash, shares or other payments, (ix) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan, (x) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (xi) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan, except as may be required by GAAP or applicable law or (xii) waive or materially amend any restrictive covenant entered into by any company service provider;

(l)	(i) terminate any material contract (other than terminations pursuant to existing terms), (ii) enter into any contract that, if in effect as of the date of the Purchase Agreement, would constitute a material contract or (iii) modify, amend or waive, release or assign any material rights or claims under any material contract or any contract that, if in effect as of the date of the Purchase Agreement, would constitute a material contract;

(m)	make or commit to any capital expenditure, except for capital expenditures which, in the aggregate, do not exceed $2,000,000;

(n)	cancel any material indebtedness owed to AVG;

(o)	pay, discharge, compromise, settle or satisfy any action requiring payments by AVG or any of its subsidiaries in excess of $250,000 in any individual case or series of related cases or $2,000,000 in the aggregate, other than (i) claims reserved against in the consolidated balance sheet of AVG as of December 31, 2015 or (ii) payments, discharges, compromises, settlements or satisfactions that do not exceed AVG’s insurance coverage for such claim; provided that, in each case, the discharge, settlement or satisfaction of such action does not include any material obligation (other than the payment of money) to be performed by AVG or any of its subsidiaries;

(p)	convene any general or special meeting of the shareholders of AVG other than an EGM pursuant to the Purchase Agreement (unless such a meeting is required by applicable law);

(q)	write up, write down or write off the book value of any assets, in the aggregate, in excess of $1,000,000, except (i) for depreciation and amortization in accordance with GAAP consistently applied, (ii) as otherwise required under GAAP (including to increase any reserves for contingent liabilities) or (iii) in the ordinary course of business consistent with past practice as may be consistent with GAAP;

(r)	change AVG’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(s)	make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, materially amend any material tax returns or file claims for material tax refunds, surrender any right to claim a material tax refund, offset or other reduction in tax liability, or enter into, terminate or materially amend any compromise, settlement agreement, closing agreement or any material tax claim, audit, assessment or ruling with any taxing authority;

(t)	withdraw or modify, or permit the withdrawal or modification of, the compensation arrangement approvals;

(u)	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or other reorganization (other than in connection with the Subsequent Reorganization);

(v)	form or commence the operation of any business or any partnership, joint venture or other similar business organization or enter into a new line of business that is material to AVG and its subsidiaries, taken as a whole;

(w)	adopt or implement any anti-takeover measure that adversely impacts Parent’s or Purchaser’s ability to consummate the transactions contemplated by the Purchase Agreement;

(x)	take any action that prevents, materially delays or impedes, or omit to take any action where such omission would reasonably be expected to prevent, materially delay or impede, consummation of the Offer or any of the other transactions contemplated by the Purchase Agreement except as otherwise expressly permitted under the no solicitation covenant in the Purchase Agreement; or

(y)	agree, resolve or commit to do any of the foregoing.

No Solicitation. AVG has agreed not to, and has agreed to cause its subsidiaries and the representatives of AVG or any of its subsidiaries not to, directly or indirectly, solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal (as defined below), or, other than informing persons of the provisions contained in the no solicitation covenant, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise knowingly cooperate in any way that could otherwise be expected to lead to, any Alternative Transaction Proposal.

AVG has also agreed to, and has also agreed to cause each of its subsidiaries and each of the representatives of AVG and its subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any person conducted prior to the date of the Purchase Agreement with respect to any Alternative Transaction Proposal, and has agreed not to modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which AVG or any of its subsidiaries is a party relating to any such Alternative Transaction Proposal and has agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. AVG, however, will be permitted to (i) release or waive the standstill obligations solely to the extent necessary to permit the party referenced therein to submit an Alternative Transaction Proposal to the AVG Boards on a confidential basis and (ii) contact and engage in discussions with any person or group and their respective representatives who has made an Alternative Transaction Proposal that was not solicited in breach of the no solicitation covenant solely for the purpose of clarifying such Alternative Transaction Proposal and the terms thereof.

If AVG receives prior to the Offer Closing or the earlier termination of the Purchase Agreement in accordance with its terms, an unsolicited, bona fide written Alternative Transaction Proposal, AVG may then take the following actions (but only if (x) (a) the AVG Boards conclude in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under the laws of The Netherlands and (b) the AVG Boards determine in good faith that after consultation with its outside legal counsel and financial advisors that such Alternative Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined below) and (y) the submission of such Alternative Transaction Proposal did not result from the breach of the no solicitation covenant): (i) furnish nonpublic information with respect to AVG and its subsidiaries to the person or group making such Alternative Transaction Proposal; provided, that (A) prior to furnishing any such nonpublic information, it receives from such person or group an executed confidentiality agreement (a copy of which will be provided, promptly after its execution, to Parent) containing confidentiality terms at least as restrictive in the aggregate as the terms contained in the Confidentiality Agreement (as defined below), and which may not contain any exclusivity provision or other term that would restrict, in any manner, AVG’s ability to consummate the transactions contemplated by the Purchase Agreement or to comply with its disclosure obligations to Parent pursuant to the Purchase Agreement and (B) contemporaneously with furnishing any such nonpublic information to such person or group, it furnishes such nonpublic information to Parent to the extent Parent has not previously been provided with such information; and (ii) engage in discussions or negotiations with such person or group with respect to such Alternative Transaction Proposal.

As promptly as practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to, or that could reasonably be expected to lead to, any Alternative Transaction Proposal, AVG has agreed to provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the person or group making any such Alternative Transaction Proposal, request or inquiry. Commencing upon the provision of any notice referred to above and continuing until such Alternative Transaction Proposal, request or inquiry is withdrawn, (i) AVG (or its outside legal counsel) is obligated to keep Parent (or its outside legal counsel) fully informed in all material respects of all oral or written communications regarding, and the status and terms of, and changes, developments, discussions or negotiations in, any such Alternative Transaction Proposal, request or inquiry on the request of Parent and on a prompt basis (and in any event within 24 hours of any changes, developments, discussions or negotiations regarding such Alternative Transaction Proposal, request or inquiry) and (ii) AVG has agreed to, as promptly as reasonably practicable following the receipt or delivery thereof, provide Parent (or its outside legal counsel) with unredacted copies of all written materials (including schedules and exhibits thereto and any materials provided by email or otherwise in electronic format) relating to such Alternative Transaction Proposal. AVG has agreed to provide Parent with 72 hours prior notice (or such lesser prior notice as is provided to the members of the AVG Boards) of any meeting of the AVG Boards at which the AVG Boards are reasonably expected to consider any Alternative Transaction Proposal. Any material amendment (including the form, amount and timing of payment of consideration) to any Alternative Transaction Proposal will be deemed to be a new Alternative Transaction Proposal for the purposes of the no solicitation covenant.

For the purposes of the Purchase Agreement, an “Alternative Transaction” means any of the following transactions:

(i)	any merger, consolidation, share exchange, tender offer, business combination, joint venture, restructuring, refinancing, recapitalization, liquidation, dissolution or other similar transaction (whether or not subject to any pre-conditions), or any revisions thereof, involving AVG or any of its subsidiaries that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, except that references to “25 percent” in such definition will be deemed to be references to “20 percent”);

(ii)	any direct or indirect acquisition, purchase, lease, exchange, transfer or license, by any person or group of persons, in a single transaction or a series of related transactions, including by means of the acquisition of shares of any of its subsidiaries, of assets or properties that constitute 20 percent or more of the assets and properties (based on fair market value) of AVG and its subsidiaries, taken as a whole, immediately prior to such transaction;

(iii)	any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, by any person or group of persons of beneficial ownership, or the right to acquire beneficial ownership, of 20 percent or more of the voting power or any class of equity securities of AVG;

(iv)	any issuance or sale or other disposition (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) in a single transaction or a series of related transactions of 20 percent or more of the voting power or any class of equity securities of AVG;

(v)	the grant of any option or pre-emptive right in respect of any equity securities of AVG (other than the grant of options to employees in the ordinary course of business consistent with past practice) or in respect of 20 percent or more of the assets or properties (based on fair market value) of AVG and its subsidiaries, taken as whole; or

(vi)	any other transaction having a similar effect (including such actions that would preclude or materially restrict or delay the implementation of the Offer, the Asset Sale or the Liquidation Distribution) to those described in the points above, in each case, other than the transactions contemplated by the Purchase Agreement, including the Offer, the Asset Sale and the Liquidation Distribution.

For the purposes of the Purchase Agreement, an “Alternative Transaction Proposal” means any bona fide written or oral offer, inquiry, proposal, letter of intent or indication of interest (whether binding or non-binding), made by any person or group of persons (other than Parent and Purchaser) to AVG or its shareholders relating to an Alternative Transaction.

For the purposes of the Purchase Agreement, a “Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal that did not result from a breach of the no solicitation covenant in the Purchase Agreement or any material breach of any other provision of the Purchase Agreement, which the AVG Boards determine in good faith (after consultation with their outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including financing, shareholder litigation and breakup fee and expense reimbursement provisions) and the person making the proposal, (i) is more beneficial to AVG, its business and strategy and its shareholders, employees and other stakeholders, taken as a whole, than the transactions contemplated by the Purchase Agreement, (ii) is reasonably likely to be consummated on the terms proposed, (iii) to the extent third-party financing is required, such financing is then fully committed on customary terms and conditions and (iv) is on terms that are superior, from a financial point of view, to the transactions contemplated by the Purchase Agreement; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction” (as used in the definition of “Alternative Transaction Proposal”) has the meaning assigned to such term above, except that the reference to “20 percent or more of the assets and properties (based on fair market value) of AVG and its subsidiaries, taken as a whole” will be deemed to be a reference to “all or substantially all of the assets and properties (based on fair market value) of AVG and its subsidiaries, taken as a whole” and the reference to “20 percent or more of any class of equity securities” will be deemed to be a reference to “50 percent or more of its total voting power.”

AVG Boards Recommendation. AVG has agreed that neither of the AVG Boards will, nor any committee of either of the AVG Boards will, directly or indirectly,

(i)	withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent), publicly propose to withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent) the AVG Boards Recommendation or fail to make the approval, recommendation or declaration of advisability by the AVG Boards or any committee thereof of the Purchase Agreement, or the Offer or any of the other transactions contemplated by the Purchase Agreement, or take any public action or make any public statement inconsistent with the AVG Boards Recommendation;

(ii)	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal; or

(iii)	publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal

(any action described in clauses (i) through (iii) above, an “Adverse Recommendation Change”).

In addition, AVG has agreed that neither of the AVG Boards will, nor any committee of either of the AVG Boards will, directly or indirectly, approve or recommend, or publicly propose to approve or recommend, or allow AVG or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (which, for the avoidance of doubt, will not include any confidentiality agreement) (i) relating to any Alternative Transaction Proposal or any offer or proposal that could reasonably be expected to lead to an Alternative Transaction Proposal or (ii) requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by the Purchase Agreement.

Solely in response to a Superior Proposal, the AVG Boards may make an Adverse Recommendation Change or terminate the Purchase Agreement to enter into a definitive agreement with respect to such Superior Proposal, only if all of the following conditions are met:

(i)	a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)	the Acceptance Time has not passed;

(iii)	AVG has (a) provided to Parent four business days’ prior written notice, which will state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per Share value of the consideration offered therein and the identity of the person or group making the Superior Proposal), and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person or group making such Superior Proposal and other material documents (the “Alternative Acquisition Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal will require a new notice and a new four business day period) and (3) that it intends to effect an Adverse Recommendation Change and the manner in which it intends to do so or that it intends to terminate the Purchase Agreement in order to enter into the Alternative Acquisition Agreement, as applicable, and (b) prior to making such an Adverse Recommendation Change or terminating the Purchase Agreement, to the extent requested by Parent, engaged in good faith negotiations with Parent during such four business day period to amend the Purchase Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

(iv)	the AVG Boards have determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Parent, they are required to make an Adverse Recommendation Change or terminate the Purchase Agreement, as applicable, in order to comply with their fiduciary duties under the laws of The Netherlands; and

(v)	AVG has complied in all material respects with the no solicitation covenant in the Purchase Agreement.

Nothing contained in the Purchase Agreement may prohibit AVG or the AVG Boards from (A) taking and disclosing to AVG shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by the Purchase Agreement or an Alternative Transaction Proposal or (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act (provided that, in the cases of both clauses (A) and (B) above, any such disclosure or communication does not contain an Adverse Recommendation Change).

Compensation Arrangements. Prior to the Expiration Time, AVG will take all steps that may be required, necessary or advisable to cause each benefit plan or similar arrangement that has been or after the date of the

Purchase Agreement will be entered into by AVG or any of its subsidiaries with any of its directors, officers or employees pursuant to which consideration is payable to any director, officer or employee to be approved by the Remuneration Committee of the AVG Supervisory Board as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act. At the time of the taking of such steps described in this provision, the Remuneration Committee of the AVG Supervisory Board will be composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act and the instructions thereto.

Anti-Takeover Measures. The Company has agreed that AVG and the AVG Boards will take all actions within their power and authority necessary so that the restrictions of any anti-takeover measures do not prevent or materially delay any and all of the transactions contemplated by the Purchase Agreement and the Tender Agreements (as defined below). If any anti-takeover measure becomes applicable to any of the transactions contemplated by the Purchase Agreement and the Tender Agreements, to the extent reasonably possible, AVG and the AVG Boards will grant such approvals and take such actions within their power and authority as are necessary, so that any such Transactions and the Tender Agreements may be consummated as promptly as practicable on the terms contemplated by the Purchase Agreement or the Tender Agreements, as applicable, and otherwise act within their power and authority to eliminate or minimize the effects of such anti-takeover measures on such transactions.

Director and Officer Liability. For six years after the consummation of the Offer, Parent has agreed to cause AVG and is subsidiaries to indemnify and hold harmless the present and former directors or officers of AVG and its subsidiaries in respect of acts or omissions occurring at or prior to the Offer Closing and in connection with the Asset Sale and the Liquidation Distribution (and resulting liquidation) to the fullest extent permitted by applicable law or provided under AVG’s organizational documents in effect on the date of the Purchase Agreement.

For six years following the Offer Closing, Parent has agreed to cause AVG to maintain in effect the current policies (whether through purchase of a “tail” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by AVG, in respect of acts or omissions occurring at or prior to the Offer Closing, covering each person covered by the D&O Insurance immediately prior to the Offer Closing, on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of the Purchase Agreement. Parent or AVG may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of AVG. If the aggregate annual premiums for such policies at any time during such period exceed 300 percent of the per year premium rate paid by AVG and its subsidiaries as of the date of the Purchase Agreement for such policies, then Parent and AVG will only be required to provide such coverage as will then be available at an annual premium equal to 300 percent of such rate.

Employee Matters. For a one-year period beginning on the date of the Offer Closing (or, such shorter period of employment, as the case may be), each continuing employee will receive from Parent or Purchaser compensation (including, base salary and annual bonus opportunity) that is substantially comparable in the aggregate as to what such continuing employee was entitled to immediately prior to the date of the Offer Closing and benefits (including, but not limited to, non-qualified benefits but excluding equity awards) that are substantially comparable in the aggregate to either those benefits (including non-qualified benefits but excluding equity awards) that are generally made available as of the date of the Purchase Agreement by AVG to such employees or by Parent to similarly situated employees of Parent, as determined by Parent in its sole discretion.

Regulatory Undertakings. Each party to the Purchase Agreement has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to the Purchase Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the other transactions contemplated by the

Purchase Agreement, including: (i) preparing and filing as soon as practicable after the date of the Purchase Agreement with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all approvals, consents, orders, exemptions or waivers required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Offer or the other transactions contemplated by the Purchase Agreement, including but not limited to filing a Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division as promptly as reasonably practicable and in any event within 15 business days of the date of the Purchase Agreement (unless otherwise agreed upon by the parties to the Purchase Agreement in writing); (iii) defending any actions challenging the Purchase Agreement or the consummation of the Offer or any of the other transactions contemplated by the Purchase Agreement, including seeking to have vacated or reversed any order that would restrain, prevent or delay the Acceptance Time; and (iv) executing and delivering any additional instruments necessary to consummate the Offer and the other transactions contemplated by the Purchase Agreement and to fully carry out the purposes of the Purchase Agreement.

Each party to the Purchase Agreement has agreed to use its reasonable best efforts to file or cause to be filed, as promptly as reasonably practicable, all required filings under the HSR Act and all required filings under other applicable antitrust laws of the Federal Republic of Germany and the Republic of Austria, to consult and cooperate with each other in the preparation of such filings, and to promptly inform the other parties to the Purchase Agreement of any material communication received by such party from any governmental authority regarding the transactions contemplated by the Purchase Agreement. Neither AVG, on the one hand, nor Parent and Purchaser, on the other hand, may agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the Purchase Agreement at the behest of any governmental authority without the written consent of Parent or Purchaser or AVG, respectively.

Unless Parent and AVG agree otherwise in writing, Parent and AVG will (a) prepare and submit, as promptly as reasonably practicable, to CFIUS a draft joint voluntary notice under FINSA with respect to the transactions contemplated by the Purchase Agreement, (b) file, at least five business days thereafter, with CFIUS a joint voluntary notice under FINSA and (c) supply, as promptly as reasonably practicable and in any event within such time as permitted by CFIUS, any additional information and documents that may be requested in connection with the CFIUS review and, if applicable, investigation process. The parties to the Purchase Agreement have agreed that Parent and Purchaser will be permitted to control or manage the approval process and implement its strategy with respect to CFIUS, and AVG has agreed that it will not take a position in any filing, meeting or communication with any governmental authority that is contrary to, or inconsistent with, the strategy and positions of Parent and Purchaser.

If any objections are asserted with respect to the transactions contemplated by the Purchase Agreement under any antitrust law or FINSA or if any action is instituted (or threatened to be instituted) by the FTC, the United States Department of Justice, CFIUS or any other applicable governmental authority challenging any of the transactions contemplated by the Purchase Agreement or which would otherwise prohibit, materially impair or materially delay the consummation of the transactions contemplated by the Purchase Agreement, the parties to the Purchase Agreement have agreed to take all actions necessary to resolve any such objections or actions (or threatened actions) so as to permit consummation of the transactions contemplated by the Purchase Agreement to close as soon as reasonably practicable. AVG, however, has agreed not to propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, any Divestiture without the prior written consent of Parent. Parent’s and Purchaser’s obligations to use reasonable best efforts do not include proposing, negotiating, committing to or effecting, by consent decree, hold separate order, agreement or otherwise, any Divestiture with respect to Parent or any of its affiliates. Parent and Purchaser will not be obligated to, in response to any objection or any action (or threatened action) with respect to any of the applicable antitrust approvals of Germany or Austria or under any antitrust laws, propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, any Divestiture with respect to AVG or any of its subsidiaries that, in the aggregate, would cause a material and adverse impact on AVG and its subsidiaries, taken as a whole.

With respect to the CFIUS Clearance Condition, (1) Parent and Purchaser have no obligation to (a) propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, Divestitures, (b) terminate existing, or create new, relationships, contractual rights or obligations of Parent or its affiliates or, following the Acceptance Time, of AVG or its subsidiaries, (c) effect any other change or restructuring of Parent, its affiliates, AVG, or their respective subsidiaries or (d) otherwise take or commit to take any actions that interfere with Parent’s ability to control, manage or exercise full rights of ownership of AVG or its subsidiaries, or limit the freedom of action of Parent, its affiliates, AVG, or their respective subsidiaries, with respect to, or their ability to retain, or enjoy the rights and benefits of, any assets or businesses, including, without limitation, the freedom to provide services to, or otherwise enter into, a commercial relationship with any person and (2) AVG is prohibited from taking or agreeing to take any of the foregoing actions without the prior written consent of Parent.

Financing. Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions, taken as a whole, described in the Debt Commitment Letter, prior to or concurrent with the Offer Closing.

Parent has agreed not to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under the Debt Commitment Letter without the prior written consent of AVG if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing from that contemplated by the Debt Commitment Letter delivered as of the date of the Purchase Agreement (provided that Parent may decrease the amount of the Debt Financing so long as the proceeds of such reduced amount of Debt Financing, when taken together with cash on hand of Parent and its subsidiaries and AVG and its subsidiaries, are sufficient in amount to provide Parent with the funds necessary for it to consummate the transactions contemplated by the Purchase Agreement at the Offer Closing and to satisfy its obligations under the Purchase Agreement at the Offer Closing and consummate the other transactions contemplated in the Debt Commitment Letter that are conditions to the Debt Financing) or (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) prevent or materially impede, interfere with, hinder, delay the consummation of the Debt Financing on the date of the Offer Closing (including by preventing or materially impeding, interfering with, hindering or delaying the satisfaction of the conditions to obtaining the Debt Financing on the date of the Offer Closing) or (B) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter. Parent and Purchaser may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles. Parent has agreed not to agree to the withdrawal, termination, repudiation or rescission of the Debt Commitment Letter without the prior written consent of AVG.

In the event that all or any portion of the Debt Financing becomes unavailable for any reason or the Debt Commitment Letter is withdrawn, terminated, repudiated or rescinded for any reason, (i) Parent has agreed to promptly so notify AVG and (ii) Parent has agreed to use its reasonable best efforts to arrange and obtain, as promptly as reasonably practicable following the occurrence of such event (and in any event no later than the Offer Closing), and to negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative debt financing sources (the “Alternative Financing”) in an amount sufficient, when taken together with amounts that remain available under the Debt Financing and cash on hand of Parent and its subsidiaries and AVG and its subsidiaries, to consummate the transactions contemplated by the Purchase Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing. Parent, however, will not be required to obtain Alternative Financing on terms and conditions that are materially less favorable, taken as a whole, to Parent than those in the Debt Commitment Letter that such Alternative Financing and new Debt Commitment Letter would replace.

Although the Debt Financing described in this document is not subject to a due diligence or “market out” condition, such financing may not be considered assured. As of the date hereof, no plans or arrangements in respect of any Alternative Financing have been made in the event the Debt Financing described herein is not available. The Offer is not subject to a financing condition but is subject to other conditions as described in this Offer to Purchase.

Financing Cooperation. AVG has agreed to reasonably cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of AVG or its subsidiaries.

Other Covenants. The Purchase Agreement contains other customary covenants and agreements, including, but not limited to, covenants related to employee matters, public announcements, notices of certain events and confidentiality obligations.

Termination of the Purchase Agreement. The Purchase Agreement may be terminated and the transactions contemplated by the Purchase Agreement may be abandoned at any time prior to the Acceptance Time:

•	by mutual written agreement of AVG and Parent;

•	by either AVG or Parent, if:

•	the Acceptance Time has not occurred on or before the End Date (an “End Date Termination”), except that the right to terminate the Purchase Agreement pursuant to the End Date Termination will not be available to any party to the Purchase Agreement whose breach of any provision of the Purchase Agreement results in the failure of the Acceptance Time to be consummated by such time;

•	(A) there is any applicable law or order issued by a court of competent jurisdiction permanently restraining, making illegal or otherwise prohibiting consummation of (1) the Offer or (2) to the extent, following the Expiration Time, Parent and AVG are unable to effect the Compulsory Acquisition, the Asset Sale or the Liquidation Distribution, and (B) such injunction or other order is or has become final and non-appealable (a “Restraints Termination”), except that a Restraints Termination will only be available if the party to the Purchase Agreement seeking to terminate the Purchase Agreement has used its reasonable best efforts to have such order or other action vacated or made inapplicable to the Offer, the Asset Sale or the Liquidation Distribution;

•	the Offer has expired without all of the conditions to the Offer having been satisfied (a “Condition Failure Termination”), except that a Condition Failure Termination will not be available to any party to the Purchase Agreement whose breach of any provision of the Purchase Agreement results in the Offer having expired without all of the conditions to the Offer having been satisfied and will not be available to Parent if Parent has not caused Purchaser to extend the Offer in circumstances where Purchaser is required to extend the Offer under the Purchase Agreement; or

•	by Parent:

•	if, prior to the Acceptance Time, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of AVG set forth in the Purchase Agreement has occurred that would cause certain conditions to fail to be satisfied and is incapable of being cured by the End Date or, if curable, is not cured by AVG by the earlier of (A) 30 days after receipt by AVG of written notice of such breach or failure and (B) the expiration of the Offer (a “Breach Termination”), except that a Breach Termination will not be available if Parent or Purchaser is in material breach of its obligations under the Purchase Agreement at the time at which Parent would otherwise exercise such termination right; or

•	at any time prior to the Acceptance Time, if AVG, the AVG Boards or any committee thereof, for any reason, has (A) effected an Adverse Recommendation Change or (B) failed (1) to include the

AVG Boards Recommendation in the Schedule 14D-9, (2) to recommend against an Alternative Transaction Proposal or reaffirm (publicly, if so requested by Parent) the AVG Boards Recommendation on or prior to the fifth business day after the Alternative Transaction Proposal has been publicly announced or disclosed, including, in the case of a tender or exchange offer relating to securities of AVG involving a person or group unaffiliated with Parent which has first been published or announced, having failed to send or give to AVG shareholders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the AVG Boards recommend rejection of such tender or exchange offer within such five business day period or (3) after a reasonable request by Parent, but excluding under circumstances where an Alternative Transaction Proposal has been submitted and is being considered by the AVG Boards, to reaffirm the AVG Boards Recommendation after the fifth business day after receipt by AVG of such request (an “Adverse Recommendation Change Termination”).

•	by AVG:

•	prior to the Acceptance Time, if (A) AVG has received a Superior Proposal, (B) AVG has complied in all material respects with its obligations under the no solicitation covenant in the Purchase Agreement, (C) the AVG Boards approve, and AVG concurrently with, or promptly following, the termination of the Purchase Agreement, enters into, such Alternative Acquisition Agreement with respect to such Superior Proposal and (D) prior to or concurrently with such termination, AVG pays to Parent the termination fee (a “Superior Proposal Termination”);

•	if, prior to the Acceptance Time, a breach in any material respect of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Purchaser set forth in the Purchase Agreement has occurred that (A) has or would reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the Offer and (B) is incapable of being cured by the End Date or, if curable, is not cured by Parent or Purchaser by the earlier of (1) 30 days after receipt by AVG of written notice of such breach or failure and (2) the Expiration Time; provided that, at the time at which AVG would otherwise exercise such termination right, AVG will not be in material breach of its obligations under the Purchase Agreement; or

•	if, prior to the Acceptance Time, (A) the Expiration Time has occurred, (B) all of the conditions to the Offer have been and continue to be satisfied or waived by Purchaser, (C) Parent and Purchaser fail to accept for payment all Shares validly tendered pursuant to the Offer and not properly withdrawn, (D) AVG has delivered an irrevocable written notice to Parent certifying as to the matters described in the immediately preceding clause (B) and that AVG stands ready, willing and able to consummate the Offer and, if required, the Asset Sale and the Liquidation Distribution as soon as reasonably practicable and (E) Parent and Purchaser fail to consummate the Offer by the third business day after the delivery of the notice described in the immediately preceding clause (D) (an “Offer Closing Failure Termination”).

Effect of Termination. If the Purchase Agreement is validly terminated in accordance with its terms, the Purchase Agreement will become null and void and (other than certain provisions regarding termination and other miscellaneous provisions) there will be no liability under the Purchase Agreement on the part of any party to the Purchase Agreement (or any shareholder, director, officer, employee, agent, consultant or representative of such party to the Purchase Agreement) to another, except that no such termination will relieve any party to the Purchase Agreement from (i) any liabilities or damages resulting from any fraud or willful breach of the Purchase Agreement prior to or in connection with such termination or (ii) any obligation to pay a termination fee pursuant to the Purchase Agreement.

Termination Fees. AVG has agreed to pay Parent a termination fee equal to $42,412,500 if:

•	Parent terminates the Purchase Agreement pursuant to an Adverse Recommendation Change Termination;

•	(A) the Purchase Agreement is terminated (1) by Parent or AVG pursuant to an End Date Termination (except where AVG also would have been entitled to terminate the Purchase Agreement pursuant to an Offer Closing Failure Termination) or (2) by Parent pursuant to a Breach Termination and prior to such termination, an Alternative Transaction Proposal has been made and (B) within 12 months of such termination, AVG enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction Proposal; or

•	AVG terminates the Purchase Agreement pursuant to a Superior Proposal Termination.

Parent has agreed to pay AVG a termination fee equal to $73,080,000 if:

•	Parent or AVG terminates the Purchase Agreement pursuant to an End Date Termination, in circumstances in which AVG would have been entitled to terminate the Purchase Agreement pursuant to an Offer Closing Failure Termination; or

•	AVG terminates the Purchase Agreement pursuant to an Offer Closing Failure Termination.

The parties to the Purchase Agreement have agreed that the termination fee and Parent termination fee will, as applicable and except for claims for the willful breach of the Purchase Agreement or specific performance of the terms of the Purchase Agreement pursuant to the terms of and on the conditions set forth in the Purchase Agreement, be the sole and exclusive remedy of (i) Parent and Purchaser, and their respective affiliates, on one hand, against AVG and its former, current or future shareholders, directors, officers, affiliates, agents or other representatives, on the other hand, and (ii) AVG and its affiliates, on one hand, against the Parent and Purchaser and their respective former, current or future shareholders, directors, officers, affiliates, agents or other representatives or any Financing Source (as defined below), on the other hand, in each case, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in the Purchase Agreement or the transactions contemplated by the Purchase Agreement or the Debt Financing, the Alternative Financing, any commitment letters or engagement letters relating thereto or the transactions contemplated thereby.

For the purposes of the Purchase Agreement, a “Financing Source” means the Lenders and any other persons (other than AVG or any of its subsidiaries) that have committed to provide or have otherwise entered into agreements (including the Debt Commitment Letter), in each case, in connection with the Debt Financing or any Alternative Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their affiliates, and any of their or their affiliates’ respective current or future shareholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing; it being understood that Parent and Purchaser will not be “Financing Sources” for any purposes under the Purchase Agreement.

Fees and Expenses. Each party to the Purchase Agreement has agreed to bear its own expenses in connection with the Purchase Agreement and the transactions contemplated by the Purchase Agreement, except that Parent has agreed to pay any and all filing fees under the HSR Act and any other applicable antitrust laws. In the event that the Purchase Agreement is terminated by Parent pursuant to a Breach Termination, then AVG, in addition to payment of the termination fee in respect of such termination, will reimburse Parent for up to $8,000,000 of Parent’s expenses, except that, in the event that Parent terminates the Purchase Agreement pursuant to a Breach Termination due to a breach by AVG that is not a willful breach, (i) any termination fee to be paid by AVG to Parent in connection with such termination will be reduced by the amount of Parent’s expenses previously reimbursed (if any) by AVG to Parent and (ii) upon receipt by Parent of such termination fee, AVG will not be obligated to make any additional payment to Parent in respect of its expenses.

Governing Law. The Purchase Agreement will be governed by and construed in accordance with Delaware law, except that any matters concerning or implicating the AVG Boards’ fiduciary duties will be governed by and construed in accordance with the applicable fiduciary duty laws of The Netherlands and any action involving any Financing Source, any Debt Financing, any Alternative Financing or the performance of services thereunder will be governed by New York law.

Specific Performance. The parties to the Purchase Agreement have agreed that irreparable damage would occur if any provision of the Purchase Agreement was not performed in accordance with the Purchase Agreement and that the parties to the Purchase Agreement will be entitled to injunctive relief to prevent breaches of the Purchase Agreement or to enforce specifically the performance of the terms and provisions of the Purchase Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Conditions to the Offer. The conditions to the Offer are described in Section 15 — “Certain Conditions of the Offer.”

Tender Agreements

The following summary description of the Tender Agreements (as defined below) and all other provisions of the Tender Agreements discussed herein are qualified by reference to such Tender Agreements, which have been filed as Exhibits (d)(2) and (d)(3) to the Schedule TO filed with the SEC in connection with the Offer. The Tender Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Shareholders and other interested parties should read the Tender Agreements for a more complete description of the provisions summarized below.

Parent and Purchaser entered into two tender agreements (the “Tender Agreements”), both dated as of July 6, 2016, one with TA X L.P., TA Atlantic and Pacific VI L.P., TA Strategic Partners Fund II L.P., TA Strategic Partners Fund II-A L.P. and TA Investors III L.P. (collectively, the “TA Shareholders”), and one with CVP II, Inc. (the “CVP Shareholder,” and together with the TA Shareholders, the “Committed Shareholders”) pursuant to which the Committed Shareholders agreed to tender all Shares owned by such Committed Shareholders into the Offer, promptly, and in any event no later than ten business days, following the commencement of the Offer. The Committed Shareholders collectively hold 8,036,720 Shares, constituting approximately 15.8 percent of the outstanding Shares (assuming 50,730,029 Shares issued and outstanding as of July 25, 2016, as advised by AVG).

Upon the Committed Shareholders’ tender of their 8,036,720 Shares pursuant to the Tender Agreements, approximately 15.8 percent of the issued and outstanding Shares will have been tendered in the Offer (assuming no additional Shares are issued after July 25, 2016). Accordingly, the Minimum Condition to the Offer will be satisfied if an additional approximately 64.2 percent of the outstanding Shares are validly tendered and not properly withdrawn.

Under the Tender Agreements, the Committed Shareholders have agreed to vote (or cause to be voted) by proxy or in person all Shares beneficially owned by the Committed Shareholders as of the record date:

(a)	for a resolution to, effective upon the Acceptance Time, (i) provide discharge to all existing members of the AVG Management Board and Mr. J. Little (former member of the AVG Management Board) and all of the existing members of the AVG Supervisory Board and (ii) subject to the Purchase Agreement, appoint such new members to the AVG Boards as designated by Purchaser, upon the binding domination of the AVG Supervisory Board, to replace the resigning members of the AVG Boards;

(b)	for the Asset Sale;

(c)	for a resolution to, subject to the number of Shares tendered pursuant to the Offer (or during the Subsequent Offering Period (which includes the Minority Exit Offering Period)) falling within the Asset Sale Range, amend the articles of association of AVG for the purpose of, among other things, permitting the appointment by the general meeting of AVG of a liquidator, including the authorization of all members of the AVG Management Board and any and all lawyers and paralegals practicing with De Brauw Blackstone Westbroek N.V. to execute such deed of amendment of the articles of association of AVG;

(d)	for a resolution to, subject to (i) delisting of the Shares from the NYSE, (ii) the Asset Sale not being pursued, and (iii) the number of Shares tendered pursuant to the Offer (or during the Subsequent Offering Period (which includes the Minority Exit Offering Period)) representing at least 80 percent of the outstanding Shares, (A) convert AVG from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and (B) amend AVG’s articles of association in connection with the matters described in clause (A), including the authorization of all members of the AVG Management Board and any and all lawyers and paralegals practicing with De Brauw Blackstone Westbroek N.V. to execute such deed of amendment of the articles of association of AVG;

(e)	for the resolution to dissolve AVG and appoint as liquidator the Foundation, and for the Liquidation Distribution;

(f)	against any Alternative Transaction Proposal or any proposal relating to an Alternative Transaction Proposal;

(g)	against any Alternative Acquisition Agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by AVG or its subsidiaries (other than the Purchase Agreement, the Asset Sale Agreement and the Subsequent Reorganization);

(h)	against any proposal, action or agreement that would reasonably be expected to (i) prevent or nullify any provision of Tender Agreements, (ii) result in a material breach of any covenant, representation or warranty or any other obligation or agreement contained in the Purchase Agreement, or (iii) result in any of the conditions to the Offer not being fulfilled, or (iv) prevent or materially delay or impede the consummation of the Offer or the Asset Sale; and

(i)	for any other matter submitted by AVG for shareholder approval at the EGM at the request of Purchaser and related to the transactions contemplated by the Purchase Agreement; provided, however, that (i) the AVG Boards have made, and not withdrawn in accordance with the Purchase Agreement, the AVG Boards Recommendation, and (ii) nothing in the Tender Agreements will be interpreted as creating an obligation of AVG to submit any such request of Purchaser for such shareholder approval.

In addition, the Committed Shareholders have agreed that they will not, other than pursuant to the Tender Agreements, (a) transfer, offer to transfer, or consent to any transfer of any or all of the Committed Shareholders’ Shares or any interest therein without the prior written consent of Parent (subject to certain exceptions), (b) enter into any contract, option or other agreement with respect to any transfer of any or all the Committed Shareholders’ Shares or any interest therein, (c) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of Committed Shareholders’ Shares inconsistent with such Committed Shareholder’s voting or consent obligations under the Tender Agreements, or (d) deposit any or all of the Committed Shareholders’ Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Committed Shareholders’ Shares inconsistent with such Committed Shareholder’s voting or consent obligations.

Except as expressly permitted by the Purchase Agreement, each Committed Shareholder also agreed in the Tender Agreements not to, and to cause its controlled affiliates and its or their respective representatives not to, to (a) solicit, initiate or take any action to knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal, or (b) enter into, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way that could otherwise be expected to lead to, any Alternative Transaction Proposal. Additionally, each Committed Shareholder has agreed in the Tender Agreements to, and to cause each of its controlled affiliates and its and their respective representatives to, (i) immediately cease and cause to be terminated any and all existing discussions or negotiations with any person conducted prior to the date of the Tender Agreements with respect to any Alternative Transaction Proposal and (ii) immediately cease and terminate any existing solicitation, discussion or negotiation with any third-party with respect to any Alternative Transaction Proposal conducted by such Committed Shareholder, its controlled affiliates or its and their respective representatives.

The Tender Agreements may be terminated upon (a) the mutual written agreement of Parent and the Committed Shareholder, (b) the Offer Closing, (c) the acquisition by Parent or Purchaser of 100 percent of the outstanding Shares, (d) the termination of the Purchase Agreement in accordance with its terms or (e) the date on which there is any material modification, waiver or amendment to the Purchase Agreement in a manner that decreases the Offer Price or changes the form of the Offer consideration.

Confidentiality Agreement

The following summary description of the Confidentiality Agreement (as defined below) and all other provisions of the Confidentiality Agreement discussed herein are qualified by reference to such Confidentiality Agreement, which has been filed as Exhibit (d)(4) to the Schedule TO filed with the SEC in connection with the Offer. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Shareholders and other interested parties should read the Confidentiality Agreement for a more complete description of the provisions summarized below.

Parent and AVG entered into a confidentiality agreement, dated as of May 28, 2016 (as it may be amended from time to time, the “Confidentiality Agreement”). Under the Confidentiality Agreement, the parties agreed to undertake reasonable precautions to keep confidential, subject to certain exceptions, information furnished by the other party in furtherance of the proposed transaction between the parties, and to use such information solely for the purpose of evaluating, negotiating, financing and consummating the proposed transaction between the parties. The parties agreed to certain standstill provisions that prohibit Parent and its affiliates from taking certain actions involving or with respect to AVG for a one-year period, subject to certain exceptions set forth in the Confidentiality Agreement. The standstill provisions would automatically terminate if a competing transaction were to occur. Parent also agreed, subject to certain exceptions, that it and its representatives would not, for a period of one year from the date of the Confidentiality Agreement, solicit the employment of any director, officer or employee of AVG or any of its subsidiaries, in each case, with whom Parent first has had contact in connection with the process contemplated by the Confidentiality Agreement.

Exclusivity Agreement

The following summary description of the Exclusivity Agreement (as defined below) and all other provisions of the Exclusivity Agreement discussed herein are qualified by reference to such Exclusivity Agreement, which has been filed as Exhibit (d)(5) to the Schedule TO filed with the SEC in connection with the Offer. The Exclusivity Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Shareholders and other interested parties should read the Exclusivity Agreement for a more complete description of the provisions summarized below.

AVG and Parent entered into an exclusivity agreement on June 16, 2016 (as it may be amended from time to time, the “Exclusivity Agreement”), pursuant to which AVG agreed, among other things, that from the date thereof through 11:59 p.m., London time, on July 7, 2016, neither AVG nor any of its affiliates or any of its and their respective directors, officers, employees, consultants, agents, advisers, bankers and other representatives, would solicit, directly or indirectly, initiate, negotiate, accept, discuss or otherwise seek to procure any inquiries, proposals or approaches from any persons in respect or in connection with any proposal to acquire 20 percent or more of the Shares by the shareholders, or 20 percent or more of the assets of, AVG or any of its affiliates.

12.	Purpose of the Offer; Plans for AVG.

Purpose of the Offer. We are making the Offer because we want to acquire all of AVG’s outstanding equity interests so that we will own and control all of AVG’s current business, which will enhance Purchaser’s and AVG’s ability to achieve their strategic goals, and will create a more efficient capital structure from a tax perspective and a financing perspective. The purpose of the Asset Sale or any other transaction constituting the Subsequent Reorganization is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer and the Subsequent Offering Period (including the Minority Exit Offering Period) or all of AVG’s business. If the Offer Closing occurs, Purchaser intends to consummate a Subsequent Reorganization as described below.

Following the Expiration Time, Purchaser intends to provide for the Subsequent Offering Period of at least 10 business days in accordance with Rule 14d-11 under the Exchange Act and in accordance with the Purchase Agreement. The Subsequent Offering Period may be extended by Purchaser in accordance with the Purchase Agreement by the Minority Exit Offering Period following the announcement that Purchaser or its designee intends to effect the Asset Sale. The purpose of the Subsequent Offering Period and Minority Exit Offering Period is to acquire outstanding Shares that were not tendered pursuant to the Offer.

If the Offer is consummated, we expect that all of the current directors of the AVG Boards will resign, other than Jan G. Haars and Colin Tenwick, or at least two directors as otherwise mutually agreed upon by Purchaser and AVG, who we expect will remain on the AVG Supervisory Board until the earlier of (a) such time after the Offer Closing as Purchaser owns 100 percent of the outstanding Shares and (b) the date the liquidation of AVG has been duly completed. We expect that, subject to the receipt of approval of AVG shareholders at the EGM, René Bienz, Gagandeep Singh and Glenn Taylor, each our designee, will be appointed to the AVG Supervisory Board, and, subject to the receipt of approval of AVG shareholders at the EGM, Alan Rassaby, Stefan Boermans and Dick Haarsma, each our designee, will be appointed to the AVG Management Board.

After the consummation of the Offer, we intend to cause AVG to terminate the listing of the Shares on the NYSE. As a result, AVG would cease to be publicly traded. In addition, after the consummation of the Offer, we intend to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of AVG’s reporting obligations with the SEC.

If you sell your Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), you will cease to have any equity interest in AVG or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Asset Sale, the Dissolution, the Compulsory Acquisition or any other transaction constituting the Subsequent Reorganization is consummated, you also will no longer have an equity interest in AVG. Similarly, after selling your Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), you will not bear the risk of any decrease in the value of AVG.

Subsequent Reorganization. As promptly as practicable following the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), Purchaser intends to complete the Subsequent Reorganization. The Subsequent Reorganization will utilize processes available to Purchaser under Dutch law to ensure that (a) Purchaser becomes the owner of all of AVG’s business operations from and after the consummation of the Subsequent Reorganization and (b) any AVG shareholders who do not tender their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) are offered or receive the same consideration for their Shares as those shareholders who tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes. As a result of the Subsequent Reorganization, it is anticipated that AVG will be liquidated or become wholly owned by Purchaser. The Subsequent Reorganization may also include the conversion of AVG from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

Compulsory Acquisition. If the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Parent, Purchaser and their respective subsidiaries, represents at least 95 percent of the then outstanding Shares, Purchaser intends to effect the Subsequent Reorganization by means of compulsory acquisition (the “Compulsory Acquisition”) (uitkoopprocedure) of Shares held by non-tendering AVG shareholders in accordance with Section 2:92a or Section 2:201a of the DCC. Under these sections of the DCC, as soon as Purchaser and its affiliates, other than AVG, hold for their own account at least 95 percent of the Shares then outstanding, Purchaser and such affiliates may commence proceedings to consummate the Compulsory Acquisition to require non-tendering AVG shareholders to transfer their Shares to Purchaser. Compulsory Acquisition proceedings may be initiated before the Dutch Court at any time after Purchaser acquires at least 95 percent of the then outstanding Shares.

The Purchase Agreement requires that in connection with the Compulsory Acquisition proceedings, Purchaser must offer each non-tendering AVG shareholder (or such non-tendering AVG shareholder must otherwise receive) the Offer Price (without interest and less applicable withholding taxes or other taxes) for each Share then owned by such non-tendering AVG shareholder. However, in the Compulsory Acquisition, the Dutch Court will determine a cash price to be paid for the Shares, which may be greater, equal to or less than the Offer Price. The Dutch Court may appoint one or three experts to provide a valuation of the Shares that were not tendered pursuant to the Offer. If the Dutch Court sets the price to be paid for the Shares that were not tendered pursuant to the Offer, such price will be increased with the statutory interest rate applicable in The Netherlands (currently two percent per annum) for the period beginning on the date the price is determined by the Dutch Court and the date Purchaser pays for the Shares then owned by the non-tendering AVG shareholders. Any dividend or other distribution made by AVG to the AVG shareholders during such period will be credited against the amount to be paid by Purchaser to the non-tendering AVG shareholders.

Asset Sale, Dissolution and Liquidation Distribution. If the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Parent, Purchaser and their respective subsidiaries, represents fewer than 95 percent but at least 80 percent of the then outstanding Shares, Purchaser intends to, or intends to cause its designee to, subject to receipt of the approval of AVG shareholders at the EGM, promptly after the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), effect the Subsequent Reorganization by means of a sale of all or substantially all of the assets of AVG to Purchaser or its designee in exchange for (a) cash and a note payable in an aggregate amount equal to the Offer Price multiplied by the total number of outstanding Shares as of the Offer Closing and (b) the assumption by Purchaser or its designee of substantially all liabilities of AVG.

Upon consummation of the Asset Sale, Purchaser would own all of AVG’s business operations and would be the principal shareholder in AVG, and the non-tendering AVG shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. Upon completion of the Asset Sale, AVG will be dissolved and liquidated in accordance with applicable Dutch liquidation procedures. Purchaser would then provide an indemnity or guarantee to the liquidator for any deficit in the estate of AVG, to enable the liquidator to make an advance liquidation distribution in cash to each non-tendering AVG shareholder in an amount equal to the Offer Price, without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes, for each Share then owned.

The liquidator will be appointed at the EGM in accordance with section 2:23 of the DCC. Subject to shareholder approval at the EGM, AVG has proposed the Foundation will be appointed as the liquidator to carry out the liquidation of the assets once AVG’s dissolution has become effective. The board of the Foundation will initially consist of one member designated by Purchaser and two members designated by AVG ultimately five business days before the EGM. Parent, Purchaser and AVG will designate one or more professional liquidator(s) (natural person(s) or a professional liquidator service provider) as member(s) of the board of the liquidator, under supervision of the AVG Supervisory Board, including two of the current directors of AVG to be Jan G. Haars and Colin Tenwick or as otherwise mutually agreed upon by Purchaser and AVG, whose affirmative vote will be required for the appointment and dismissal of such board members. Parent, Purchaser and AVG will use their reasonable best efforts to designate such professional liquidator (service provider) to replace the initial board members as soon as possible after the EGM and timely reach agreement with such service provider so that the professional liquidator (service provider) is appointed prior to the contemplated Liquidation Distribution.

The Asset Sale and the Liquidation Distribution will result in all non-tendering AVG shareholders receiving, for each Share then held, cash in an amount equal to the Offer Price, in each case, without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes.

Other Subsequent Reorganization Measures. If Parent determines it is not reasonably practicable (which will be deemed to include adverse tax consequences) to cause the Compulsory Acquisition or the Asset Sale, the Dissolution and the Liquidation Distribution, it will use reasonable best efforts to cause a Subsequent Reorganization in a different manner with the prior approval of the Independent Directors (to the extent such alternative Subsequent Reorganization measures have not been approved by the AVG Boards (including the Independent Directors)). In the implementation of any measure, due consideration will be given to the interests of all stakeholders including any non-tendering AVG shareholders, and the requirement for the members of the AVG Supervisory Board to form their independent view of the relevant matter. In connection with an alternative Subsequent Reorganization, Purchaser must offer AVG shareholders (or such AVG shareholders must otherwise receive) the Offer Price, without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes, for each Share held by such AVG shareholder. Alternative Subsequent Reorganization measures may include:

•	a subsequent public tender offer for any AVG ordinary shares held by minority shareholders;

•	a statutory cross-border or domestic (bilateral or triangular) legal merger (juridische driehoeks-fusie) in accordance with article 2:309 et seq. of the DCC between AVG, Purchaser, and any of Purchaser’s affiliates;

•	a statutory legal demerger (juridische splitsing) of AVG in accordance with article 2:334a et seq. of the DCC;

•	a contribution of cash and/or assets by Purchaser or any of its affiliates in exchange for ordinary shares or preference shares in AVG’s share capital, in which the pre-emptive rights (voorkeursrechten), if any, of minority shareholders of AVG may be excluded;

•	a distribution of proceeds, cash and/or assets to the shareholders of AVG or share buybacks;

•	a sale and transfer of assets and liabilities by Purchaser or any of its affiliates to AVG or any of its affiliates, or a sale and transfer of assets and liabilities by AVG or any of its affiliates to Purchaser or any of its affiliates;

•	the conversion of AVG into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

•	any transaction between AVG and Purchaser or their respective affiliates at terms that are not at arm’s length;

•	any transaction, including a sale and/or transfer of any material asset, between AVG and its affiliates or between AVG and Purchaser or their respective affiliates with the objective of utilizing any carry forward tax losses available to AVG, Purchaser or any of their respective affiliates;

•	amending AVG’s articles of association;

•	any combination of the foregoing; or

•	any transactions, restructurings, share issues, procedures and/or proceedings in relation to AVG and/or one or more of its affiliates required to effect the aforementioned objectives.

It is possible that Purchaser may not be able to implement any proposed Subsequent Reorganization promptly after the consummation of the Offer, that such Subsequent Reorganization may be delayed or that such Subsequent Reorganization may not be able to take place at all. Any Subsequent Reorganization could be the subject of litigation, and a court could delay the Subsequent Reorganization or prohibit it from occurring on the terms described in this Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed Subsequent Reorganization, the consideration that AVG shareholders receive therein may be substantially lower and/or different in form than the consideration that they would have received had they tendered their Shares in the Offer (and they may also be subject to additional taxes).

Under no circumstances will interest be paid on the Offer Price paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), or any delay in making payment for Shares.

The affirmative vote of the Independent Directors will be required for approving (a) any restructuring which could reasonably be expected to lead to a dilution of the shareholdings of the non-tendering AVG shareholders, other than (i) pursuant to a rights issue by AVG or any other share issue where the non-tendering AVG shareholders have been offered an opportunity to subscribe pro rata to their then existing shareholding in AVG (voorkeursrecht), (ii) the Asset Sale, the Dissolution and the Liquidation Distribution and (iii) the Compulsory Acquisition and (b) any other form of unequal treatment which prejudices or could reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the non-tendering AVG shareholders, other than (i) the Asset Sale, the Dissolution and the Liquidation Distribution or (ii) the Compulsory Acquisition.

Debt Push Down. If Purchaser acquires pursuant to the Offer a number of Shares that, together with the Shares then owned by Parent, Purchaser and their subsidiaries, represents at least 95 percent of the Shares then outstanding, Purchaser may push down a portion of the Debt Financing that will be borrowed by Purchaser to AVG or its subsidiaries, by way of an upstream loan by AVG or its subsidiaries to Purchaser or certain subsidiaries of Purchaser (other than AVG and its subsidiaries). If a debt push down is effected by way of an upstream loan by AVG or its subsidiaries to Purchaser, a lesser amount of funds may be available to distribute to shareholders (for example, as a dividend), if any such distribution was to be made.

Debt Service. If Purchaser acquires pursuant to the Offer a number of Shares that, together with the Shares then owned by Parent, Purchaser and their subsidiaries, represents at least 95 percent of the Shares then outstanding, AVG and certain of its subsidiaries may provide guarantees and security in support of the Debt Financing, and Purchaser and AVG and their respective subsidiaries are likely to dedicate more of their cash flow from operations to fund (in the case of AVG and its subsidiaries, by way of upstream loans from AVG or its subsidiaries or repayment of any downstream loan made by Purchaser to AVG) the service by Purchaser of Purchaser’s debt (to the extent not pushed down into AVG or its subsidiaries) under the Debt Financing, as the aggregate amount drawn under the Debt Financing will exceed the currently drawn debt financing facilities of Purchaser, AVG and their respective subsidiaries. If service of Purchaser’s debt is funded by way of an upstream loan by AVG or its subsidiaries to Purchaser, a lesser amount of funds may be available to distribute to shareholders (for example, as a dividend), if any such distribution was to be made.

Plans for AVG. Parent will evaluate the business and operations of AVG during the pendency of the Offer and intends to transfer AVG’s business and operations to Purchaser and/or one or more of its designees as part of the Subsequent Reorganization and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of AVG’s former business, operations, capitalization and management with a view to optimizing development of the potential of AVG’s former business.

To the best knowledge of Purchaser and Parent, except for certain pre-existing agreements described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of AVG, on the one hand, and Parent, Purchaser or AVG, on the other hand, existed as of the date of the Purchase Agreement, and the Offer is not conditioned upon any executive officer or director of AVG entering into any such agreement, arrangement or understanding.

It is possible that certain members of AVG’s current management team will enter into new employment arrangements with AVG after the completion of the Offer and the transactions contemplated by the Purchase Agreement. Such arrangements may include the right to purchase or participate in the equity of Purchaser or its affiliates. There can be no assurance that any parties will reach an agreement on any terms, or at all.

13.	Certain Effects of the Offer.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of AVG shareholders and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE’s published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things, the total number of AVG shareholders is not at least 400. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these criteria, the listing of Shares on the NYSE would be discontinued and the market for the Shares will be adversely affected. After the consummation of the Offer, we intend to cause AVG to terminate the listing of the Shares on the NYSE.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and listing, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by AVG to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record, subject to fulfilling certain conditions. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by AVG to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to AVG. Furthermore, the ability of “affiliates” of AVG and persons holding “restricted securities” of AVG to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on the NYSE as described above. We intend and will cause AVG to terminate the registration of the Shares under the Exchange Act as promptly as practicable after consummation of the Offer and expect to take steps to cause the suspension of all of AVG’s reporting obligations under the Exchange Act. If registration of the Shares is not terminated prior to the Subsequent Reorganization, the registration of the Shares under the Exchange Act will be terminated following the consummation of Subsequent Reorganization.

Other measures. Subject to the terms and conditions of the Purchase Agreement and this Offer to Purchase, the Purchaser reserves the right to submit proposals for a vote at the EGM in order to change the corporate structure and the capital structure of AVG and/or achieve an optimal financial or other structuring, including amendments to AVG’s articles of association and change in the accounting policies applied in AVG and its subsidiaries, all in accordance with Dutch law and the articles of association of AVG.

14.	Dividends and Distributions.

The Purchase Agreement provides, among other things, that from the date thereof to the Offer Closing or the earlier termination of the Purchase Agreement, without the prior written consent of Purchaser, AVG will not, and will not allow its subsidiaries, unless required by Purchase Agreement or relevant law, to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of AVG’s capital stock.

15.	Certain Conditions of the Offer.

Notwithstanding any other term of the Offer or the Purchase Agreement, but subject to compliance with any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act relating to Purchaser’s obligation to accept and pay for or return tendered shares of AVG after the termination of the Offer, Purchaser will not be required to accept for purchase or pay for any AVG Shares unless each of the following conditions to the Offer has been satisfied or waived (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) in accordance with the Purchase Agreement:

(a)	the Minimum Condition has been satisfied;

(b)	any applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Purchase Agreement under HSR Act has expired and the applicable waiting period or approval under the antitrust laws of Austria and Germany has expired or been terminated or duly obtained, made or given and is in full force and effect and not subject to appeal;

(c)	no applicable law, regulation, order or injunction entered, enacted, promulgated, enforce or issued by any court or other governmental authority of competent jurisdiction is in effect prohibiting, rendering illegal or enjoining the consummation of the transactions contemplated by the Purchase Agreement, other than the application to such transactions of applicable waiting periods under the HSR Act or other antitrust laws (excluding any antitrust laws under which criminal sanctions would be imposed if the offer were to be consummated);

(d)	(i) the representations and warranties of AVG (A) contained in Sections 3.05 and 3.06 of the Purchase Agreement are true and correct in all respects as of the Expiration Time other than for inaccuracies that are in the aggregate de minimis in both amount and nature, (B) contained in Sections 3.01(a), 3.02, 3.11(a) and 3.22 of the Purchase Agreement are true and correct in all respects as of the Expiration Time as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (C) contained in Article III of the Purchase Agreement (other than the sections of Article III of the Purchase Agreement referred to in clauses (A) or (B) above) are true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar materiality qualifiers contained in any such representations and warranties) as of the Expiration Time as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had and would not reasonable be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)	AVG has performed or complied with in all material respects each of the obligations, agreements and covenants required to be performed by, or complied with by, it under the Purchase Agreement at or prior to the Expiration Time;

(f)	since the date of the Purchase Agreement, a Company Material Adverse Effect has not occurred;

(g)	the resignations of all but two directors from the AVG Boards have been obtained in accordance with the Purchase Agreement;

(h)	AVG has delivered to Parent a certificate signed by an authorized officer of AVG dated as of the date on which the Offer expires certifying that the conditions to the Offer specified in (d) through (f) above have been satisfied;

(i)	no anti-takeover measure has been implemented by AVG in relation to the Offer or the Tender Agreements;

(j)	Parent has received a duly executed certification that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) issued by AVG dated as of the Acceptance Time certifying that AVG is not, and has not been at any time during the five-year period ending on the Acceptance Time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(k)	with respect to the filing with CFIUS, one of the following has occurred: (i) AVG, Parent and Purchaser have received a written notification issued by CFIUS that it has determined that the transactions contemplated by the Purchase Agreement are not a “covered transaction” pursuant to FINSA; (ii) AVG, Parent and Purchaser have received a written confirmation from CFIUS that it has completed its review (or, if applicable, investigation) of the transactions contemplated by the Purchase Agreement under FINSA and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Purchase Agreement, and such determination is not conditioned upon the commitment of Parent or Purchaser to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, any Divestitures, (B) terminate existing, or create new, relationships, contractual rights or obligations of Parent or its affiliates or, following the Acceptance Time, AVG or its subsidiaries, (C) effect any other change or restructuring of Parent, its affiliates, AVG, or their respective subsidiaries or (D) otherwise take or commit to take any actions that interfere with Parent’s ability to control, manage or exercise full rights of ownership of AVG or its subsidiaries, or limit the freedom of action of Parent, its affiliates, AVG, or their respective subsidiaries, with respect to, or their ability to retain, or enjoy the rights and benefits of any assets or businesses, including, without limitation, the freedom to provide services to, or otherwise enter into, a commercial relationship with any person; (iii) following an investigation, CFIUS has reported the transactions contemplated by the Purchase Agreement to the President of the United States and the President of the United States has declined to exercise his authorities under FINSA to suspend or prohibit the transactions contemplated by the Purchase Agreement; or (iv) following an investigation, CFIUS has reported the transactions contemplated by the Purchase Agreement to the President of the United States and the President of the United States has determined to take action that would not, and would not reasonably be expected to, result in a material and adverse effect on Parent and its controlled affiliates, taken as a whole, after giving effect to the transactions contemplated by the Purchase Agreement, or otherwise require the commitment of Parent or Purchaser to take any action described in clauses (A) through (D) above; and

(l)	the Purchase Agreement has not been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer in accordance with the terms and conditions of the Purchase Agreement. Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right at any time prior to the Expiration Time, at its sole discretion, to waive, in whole or in part, any condition to the Offer and to make any change in the terms of or conditions to the Offer. However, Purchaser will not (without the prior written consent of AVG): (a) waive or change the Minimum Condition; (b) decrease the Offer Price; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time except as otherwise provided in the Purchase Agreement; or (f) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to AVG shareholders.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in its sole discretion, in each case subject to the terms of the Purchase Agreement and applicable rules and regulations of the SEC. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition. Notwithstanding the fact that Parent and Purchaser reserve the right to assert the existence of any condition to the Offer, Parent and Purchaser understand that all conditions to the Offer, other than those dependent upon the receipt of necessary governmental regulatory approvals, must be satisfied or waived prior to the Expiration Time.

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on our examination of publicly available information filed by AVG with the SEC and other information provided by AVG, we are not aware of any governmental license or regulatory permit that appears to be material to AVG’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated in this Offer to Purchase. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to AVG’s business, any of which under certain conditions specified in the Purchase Agreement, could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Certain Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division and certain waiting periods have been terminated or expired. These requirements of the HSR Act apply to the acquisition of Shares pursuant to the Offer and the Purchase Agreement.

Under the HSR Act, our purchase of Shares pursuant to the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Purchaser, of its Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated or extended by the FTC or the Antitrust Division. Purchaser and AVG filed their Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer on July 27, 2016. The required waiting period with respect to the Offer and the Purchase Agreement will expire at 11:59 p.m., New York City time, 15 calendar days thereafter (unless the 15th day falls on a weekend or holiday, in which case the 15th day is extended to the next business day), unless the waiting period is earlier terminated by the FTC or the Antitrust Division, unless Purchaser pulls its Premerger Notification and Report Form before the expiration of the initial 15 calendar day waiting period and refiles it thereafter, and unless the FTC or the Antitrust Division extends the waiting period by issuing a request for additional information and documentary material (a “Second Request”) prior to expiry of the initial waiting period. If within the initial waiting period, Purchaser pulls and re-files its Premerger Notification and Report Form, the waiting period will restart and will expire 15 calendar days following the re-filing of the Premerger Notification and Report Form unless the waiting period is earlier terminated by the FTC or the Antitrust Division, and unless the FTC or the Antitrust Division extends the waiting period by issuing a Second Request prior to expiry of the initial waiting period. If within the initial waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Purchase Agreement would be extended until 10 calendar days following the date of substantial compliance by Purchaser with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period following substantial compliance with the Second Request by Purchaser, the waiting period could be extended only by court order or with Purchaser’s consent. In practice, complying with a Second Request can take a significant period of time. Although AVG is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither AVG’s failure to make those filings nor a request for additional documents and information issued to AVG from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Purchase Agreement.

The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of Purchaser’s proposed acquisition of AVG. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, AVG, or any of their respective subsidiaries or affiliates or requiring other conduct relief.

Each of Parent, Purchaser and AVG has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to the Purchase Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the other transactions contemplated by the Purchase Agreement, including: (a) preparing and filing as soon as practicable after the date of the Purchase Agreement with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (b) obtaining and maintaining all approvals, consents, orders, exemptions or waivers required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Offer or the other transactions contemplated by the Purchase Agreement, including but not limited to filing a Premerger Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division as promptly as reasonably practicable and in any event within 15 business days of the date of the Purchase Agreement (unless otherwise agreed upon by the parties to the Purchase Agreement in writing); (c) defending any actions challenging the Purchase Agreement or the consummation of the Offer or any of the other transactions contemplated by the Purchase Agreement, including seeking to have vacated or reversed any order that would restrain, prevent or delay the Acceptance Time; and (d) executing and delivering any additional instruments necessary to consummate the Offer and the other transactions contemplated by the Purchase Agreement and to fully carry out the purposes of the Purchase Agreement.

In furtherance of the foregoing, each of Parent, Purchaser and AVG has agreed to use their reasonable best efforts to file or cause to be filed, as promptly as reasonably practicable, all required filings under the HSR Act and all required filings under other applicable antitrust laws of the Federal Republic of Germany and the Republic of Austria, to consult and cooperate with each other in the preparation of such filings, and to promptly inform the other parties to the Purchase Agreement of any material communication received by such party from any governmental authority regarding the transactions contemplated by the Purchase Agreement. Neither AVG, on the one hand, nor Parent and Purchaser, on the other hand, may agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the Purchase Agreement at the behest of any governmental authority without the written consent of Parent or Purchaser or AVG, respectively.

Notwithstanding the foregoing, if any objections are asserted with respect to the transactions contemplated by the Purchase Agreement under any antitrust law or if any action is instituted (or threatened to be instituted) by the FTC, the United States Department of Justice or any other applicable governmental authority challenging any of the transactions contemplated by the Purchase Agreement or which would otherwise prohibit, materially impair or materially delay the consummation of the transactions contemplated by the Purchase Agreement, Parent, Purchaser and AVG have agreed to take all actions necessary to resolve any such objections or actions (or threatened actions) so as to permit consummation of the transactions contemplated by the Purchase Agreement to close as soon as reasonably practicable. AVG, however, has agreed not to propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its affiliates or of AVG or any of its subsidiaries without the prior written consent of Parent. Parent’s and Purchaser’s obligations to use reasonable best efforts does not include proposing, negotiating, committing to or effecting, by consent decree, hold separate order, agreement or otherwise, any Divestiture with respect to Parent or any of its affiliates. Parent and Purchaser will not be obligated to, in response to any objection or any action (or threatened action) with respect to any of the applicable antitrust approvals of Germany or Austria or under any antitrust laws, propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, any Divestiture with respect to AVG or any of its subsidiaries that, in the aggregate, would cause a material and adverse impact on AVG and its subsidiaries, taken as a whole.

United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer. See Section 15 — “Certain Conditions of the Offer.”

AVG and Purchaser and certain of their respective subsidiaries conduct business in several countries outside of the United States. Based on a review of the information currently available about the businesses in which Purchaser and AVG are engaged, a filing with Germany’s Federal Cartel Office (“FCO”) and observation of the applicable waiting period under the German Act Against Restraints of Competition is required before the transactions contemplated by the Purchase Agreement may close. The initial waiting period is one month from filing of the German notification, unless the waiting period is terminated earlier by the FCO. The waiting period may be extended for an additional three months or, with the notifying party’s consent, for an even longer period of time for an in-depth investigation. The notification by the parties to the Purchase Agreement will be submitted to the FCO as promptly as reasonably practicable.

Additionally, based on a review of the information currently available about the businesses in which Purchaser and AVG are engaged, an antitrust notification must be made to the Austrian Federal Competition Authority (the “AFCA”). Under the Austrian Cartel Act, Purchaser’s purchase of Shares pursuant to the Offer may not be consummated until the expiration of a four-week waiting period following the complete filing of a notification concerning the transactions contemplated by the Purchase Agreement with the AFCA, unless the waiting period is earlier terminated. This waiting period can be extended by two weeks in case the Purchaser requests such extension. The AFCA or the Federal Cartel Attorney may also request that the transaction be reviewed by the Cartel Court. Following such request, the Cartel Court has five months to reach a decision on the transaction. Purchaser will file the Premerger Notification Form with the AFCA as promptly as reasonably practicable.

Parent and Purchaser are not aware of any other pre-closing antitrust or competition law filings required in connection with the transactions contemplated by the Purchase Agreement.

Committee on Foreign Investment in the United States. FINSA empowers the President of the United States to suspend or prohibit an acquisition of, or investment in, a U.S. business by a foreign person if the President of the United States determines that the foreign person’s control over the U.S. business threatens to impair the national security of the United States. Pursuant to FINSA, CFIUS conducts reviews and, if necessary, investigations of transactions subject to FINSA. Where it determines the transaction presents national security concerns, CFIUS can require mitigation measures or submit a recommendation to the President of the United States to suspend or prohibit the transaction or to require divestiture of a completed transaction. CFIUS review is generally a voluntary process in which the parties submit a joint notice regarding the proposed transaction. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification.

The parties expect to pre-file a joint voluntary notice with CFIUS pursuant to FINSA on or about August 1, 2016 in connection with the transactions contemplated by the Purchase Agreement. Purchaser’s obligation to accept for payment, and pay for, Shares tendered pursuant to the Offer is subject to satisfaction or waiver by Purchaser of the CFIUS Clearance Condition. See Section 15 — “Certain Conditions of the Offer.”

17.	Appraisal rights.

AVG shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer. However, in the event that upon the Expiration Time or after the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), Purchaser holds 95 percent or more of the then outstanding Shares, Purchaser may acquire the remaining Shares not tendered and purchased pursuant to the Offer by means of the Compulsory Acquisition. In such proceedings the Dutch Court will determine the cash price to be paid for the Shares, which may be greater than, equal to or less than the Offer Price. The non-tendering AVG shareholders do not have the right to oblige Purchaser to buy their Shares.

18.	Fees and Expenses.

Parent and Purchaser have retained Innisfree M&A Incorporated to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. As part of the services included in such retention, the Information Agent may contact AVG shareholders by mail, telephone, telecopy, telegraph, personal interview, electronic mail and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) AVG shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to AVG shareholders in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Certain Information Concerning Parent and Purchaser.”

AVG is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than 10 business days from the date of this Offer to Purchase, setting forth the recommendation of the AVG Boards with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 —“Certain Information Concerning AVG” above.

Avast Software B.V.

Avast Holding B.V.

July 29, 2016

SCHEDULE I

INFORMATION RELATING TO PURCHASER AND THE PARENT

Parent. The following table sets forth the name, business address and telephone number, citizenship, present principal occupation and employment history and past material occupations, positions, offices or employment for at least the past five years of each of the executive officers and directors of Parent. The current business address of each person is Schiphol Boulevard 369, Tower F, 7th floor, 1118 BJ Schiphol, The Netherlands. As used in this Schedule I, “Avast” refers to Parent and its direct and indirect subsidiaries.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Pavel Baudiš	Czech Republic

Function: Director, Supervisory Board.

Professional Background: Pavel Baudiš co-founded Avast with Eduard Kučera. He has served on the Supervisory Board of Parent since March 2014. From August 2010 to March 2014, Mr. Baudiš served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast. From December 2006 to December 2011, Mr. Baudiš also was Vice-Chairman of the board of directors of AVAST Software a.s. (formerly ALWIL Software a.s.), the principal operating subsidiary of Avast. Pavel Baudiš beneficially owns 100 Shares.

Rene-Heinrich Bienz	Switzerland

Function: Chief Financial Officer, Avast Software s.r.o.

Professional Background: Rene-Heinrich Bienz has served as Chief Financial Officer of Avast since October 2014. Previously Mr. Bienz was Chief Financial Officer of Fastweb SpA, a telecommunications company located in Milan, Italy, from July 2011 to June 2014.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Stefan Boermans	The Netherlands

Function: Managing Director B.

Professional Background: Stefan Boermans has served on the Management Board of Parent since January 2014. Mr. Boermans also serves as a Director, Corporate Administration at CVC Administration Services NL Branch, a private equity firm, since January 2012. Mr. Boermans currently serves as a Director at Acordis Beheer B.V. since December 2012, Acordis Holding B.V. since December 2012, Asia Outsourcing Netherlands B.V. since February 2013, Avast Operations B.V. since June 2016, CL Intermediate Holdings I B.V. since September 2012, Global Viewcomp Holdings B.V. since December 2012, HC Investments B.V. since December 2010, HC Investments S.à r.l. since March 2012, HCI Holdings S.à r.l. since March 2012, HCI S.A. March 2012, Hexagon Investments B.V. since March 2012, Kameleon Luxembourg S.A. since October 2015, OLE Investments B.V. since April 2014, Oleum S.à r.l. since June 2015, Red Earth Holdings B.V. since February 2012, Restaurant Investment Asia B.V. since April 2014, Stichting Administratiekantoor DIA since December 2014, Stichting Administratiekantoor Ria since November 2014, Stichting Administratiekantoor Secura Holdings since January 2015, Stichting Administratiekantoor Secura Investments since April 2015, Stichting Disroca Luxembourg since March 2016, and Winiamando Holdings B.V. since February 2012. Mr. Boermans previously served as a Director of ACR I B.V. from June 2015 to July 2015, ACR II B.V. from June 2015 to July 2015, ACR III B.V. from June 2015 to July 2015, Admentus Holding B.V., radiée from March 2014 to August 2015, Admentus Investments B.V., radiée from March 2014 to August 2015, Briareus Holding B.V., radiée from March 2014 to August 2015, Briareus Investments B.V., radiée from March 2014 to August 2015, Cacus Holding B.V., radiée from March 2014 to August 2015, Cacus Investments B.V., radiée from March 2014 to August 2015, CAP I B.V. from June 2015 to July 2015, CAP II B.V. from June 2015 to July 2015, CAP III B.V. from June 2015 to July 2015, ChemicaInvest Holding B.V. from February 2015 to July 2015, ChemInvest Holdings II S.à r.l. from October 2014 to May 2015, Corsadii B.V. from December 2012 to February 2015, Deianira Holding B.V., radiée from March 2014 to August 2015, Deianira Investments B.V., radiée from March 2014 to August 2015, ElektroPower Investments B.V., radiée from October 2014 to April 2015, Evadne Holding B.V., radiée from March 2014 to August 2015, Evadne Investments B.V., radiée from March 2014 to August 2015, Ninive Holdings S.A., en liquidation volontaire from March 2012 to December 2015, Ninive International B.V. (in liquidation) from December 2009 to June 2016, Ninive Investments S.à r.l., en liquidation volontaire from March 2012 to December 2015, Otto Healthcare S.à r.l., radiée from September 2013 to August 2014, Stichting Administratiekantoor Benelux Investeringen Vision, radiée from November 2015 to April 2016, Stichting Administratiekantoor Betafence Holding, radiée from February 2015 to February 2016, Trebol Holdings S.à r.l., en liquidation volontaire from March 2012 to December 2015, Trebol International B.V. (in liquidation) from June 2010 to June 2016, Venini Holdings S.A., en liquidation volontaire from March 2012 to December 2015, Venini Investments S.à r.l., en liquidation volontaire from March 2012 to December 2015, and Venini Netherlands B.V. (in liquidation) from July 2010 to June 2016. Previously, Mr. Boermans was Vice Managing Director at Citco Nederland B.V., a financial services firm, from August 2005 to December 2011.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Ulf Henry Claesson	Sweden and Switzerland

Function: Director, Supervisory Board.

Professional Background: Ulf Claesson has served on the Supervisory Board of Parent since March 2014. From October 2012 to March 2014, Mr. Claesson served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast. Since 2009, Mr. Claesson has served as a Partner at BLR & Partners AG, a private equity firm located in Zurich, Switzerland. Mr. Claesson has served as CEO and Board director at Clinerion Ltd, a Big Data solutions company in Basel, Switzerland since 2012. Mr. Claesson has served as a member of the board of the Swiss Federal Commission for Innovation and Technology since 2009 and is a lecturer and has taught Entrepreneurship at the Swiss Federal Institute of Technology in Zurich since 2010.

Scott Collins	United Kingdom and United States

Function: Director, Supervisory Board.

Professional Background: Scott Collins has served on the Supervisory Board of Parent since March 2014. From August 2010 to March 2014, Mr. Collins served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast. Mr. Collins is a Managing Director of Summit Partners, LLP, a global growth equity firm. Mr. Collins joined Summit in 1996 and founded the firm’s London office, which he currently manages. Mr. Collins has served as a member of the board of directors of Acturis Limited, an information technology and services company, since June 2010, and vente-privee.com SAS, a members-only online provider of high-end consumer products, since May 2007. Mr. Collins previously served as a member of the board of directors of Actix Limited, a mobile network analytics and optimization company from March 2005 to September 2013, Bigpoint GmbH, an online gaming company from April 2011 to April 2016, Multifonds (IGEFI Group Sàrl), a fund accounting and transfer agency software company from June 2006 to March 2015, Ogone SA/NV, an online payment service provider from May 2010 to March 2013, and Welltec International, provider of precision robotic solutions for oil and gas wells from July 2007 to October 2015.

Warren Alan Finegold	United Kingdom

Function: Director, Supervisory Board.

Professional Background: Warren Finegold has served on the Supervisory Board of Parent since February 2015. Mr. Finegold previously served as a director of Vodafone Group Services Ltd (a subsidiary of Vodafone Group Plc) from April 2006 to June 2016, where he was a member of the Vodafone Group Executive Committee since 2006, most recently serving as Group Business Development Director until his retirement in June 2016.

Erwin Sylvain Gunst	Belgium

Function: Director, Supervisory Board.

Professional Background: Erwin Gunst has served on the Supervisory Board of Parent since March, 2014. From October 2012 to March 2014, Mr. Baudiš served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Dick Haarsma	The Netherlands

Function: Managing Director B.

Professional Background: Dick Haarsma has served as Managing Director B since March 2014. Mr. Haarsma has also served as Chairman of the supervisory board of Algarve International BV since 2010. Since 2011, Mr. Haarsma has served as a director of Guess? Europe, B.V. and Guess? Euro-Canada B.V. Since 2013, Mr. Haarsma has served as a supervisory board Member of Verizon Nederland B.V. Since 2014, Mr. Haarsma has served as a Director of Ole Investments B.V. Mr. Haarsma also served as a director of Acordis Beheer B.V. from 2014 to 2015, Briareaus Investments B.V. from 2014 to 2015, Ninive International B.V. from 2013 to June 2016, and Venini Netherlands B.V. from 2013 to June 2016.

Eduard Kučera	Czech Republic

Function: Director, Supervisory Board.

Professional Background: Eduard Kučera co-founded Avast with Pavel Baudiš. Mr. Kučera has served on the Supervisory Board of Parent since March 2014. From August 2010 to March 2014, Mr. Kučera served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast. From December 2006 to December 2011, Mr. Kučera also was Chairman of the board of directors, and from December 2011 to March 2014, a member of the board of directors of AVAST Software a.s. (subsequently renamed AVAST Software s.r.o.) (formerly ALWIL Software a.s.), the principal operating subsidiary of Avast. Mr. Kučera beneficially owns 1,000 Shares.

Siddharth Tapaswin Patel	United Kingdom

Function: Director, Supervisory Board.

Professional Background: Siddharth Patel has served on Parent’s Supervisory Board since March 2014. Siddharth Patel is a Senior Managing Director at CVC Capital Partners Ltd., a private equity firm, in its Telecommunications, Media, and Technology team. Mr. Patel joined CVC in 2010.

Alan Arthur Rassaby	Australia and United States

Function: Managing Director A

Professional Background: Alan Rassaby has served as Managing Director A of Parent since March 2014. Mr. Rassaby has served as General Counsel and Company Secretary of Avast since February 2013. He has been Parent’s Head of Human Resources since April 2016. From 2000 to 2012, he was the General Counsel of RightNow Technologies, Inc. (NASDAQ: RNOW) where he also spent several years as Company Secretary and SVP of Global Human Resources.

John G. Schwarz	Canada

Function: Director, Supervisory Board.

Professional Background John Schwarz has served as Chairman of the Supervisory Board of Parent since March 2014. From December 2010 to January 2014, Mr. Schwarz served as a member of the Supervisory Board of, and from January to March 2014 as Chairman of the Supervisory Board of, Avast Software B.V. and Avast Software N.V., the then parent company of Avast. Since May 2010, Dr. Schwarz has served as Chief Executive Officer of Visier Inc., a business analytics software firm which he co-founded. Also since 2010, Dr. Schwarz has served as a director of Synopsys, Inc. and as a director of Teradata Corporation.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Lorne Rupert Somerville	United Kingdom

Function: Director, Supervisory Board.

Professional Background: Lorne Somerville has served on the Supervisory Board of Parent since March 2014. Since July 2008, Mr. Somerville has been a partner at CVC Capital Partners Ltd.

Vincent Wayne Steckler	United States

Function: Director, Supervisory Board.

Professional Background: Mr. Steckler has served on the Supervisory Board of Parent since March 2014. From December 2011 to March 2014, Mr. Steckler served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast. Mr. Steckler has served as Chief Executive Officer of Avast since May 2009.

Onduej Vlček	Czech Republic

Function: Director, Supervisory Board.

Professional Background: Mr. Vlček has served on the Supervisory Board of Parent since March 2014. From December 2012 to March 2014, Mr. Vlček served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast. Mr. Vlček has served as Chief Operating Officer of Avast since January 2014 and served as Parent’s Chief Technology Officer from January 2007 to December 2013.

Purchaser. The following table sets forth the name, business address and telephone number, citizenship, present principal occupation and employment history and past material occupations, positions, offices or employment for at least the past five years of each of the executive officers of Purchaser. The current business address of each person is Schiphol Boulevard 369, Tower F, 7th floor, 1118 BJ Schiphol, The Netherlands. As used in this Schedule I, “Avast” refers to Parent and its direct and indirect subsidiaries. The managing director of Purchaser is Parent.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Rene-Heinrich Bienz	Switzerland

Function: Chief Financial Officer, Avast Software s.r.o.

Professional Background: Rene-Heinrich Bienz has served as Chief Financial Officer of Avast since October 2014. Previously Mr. Bienz was Chief Financial Officer of Fastweb SpA, a telecommunications company located in Milan, Italy, from July 2011 to June 2014.

Alan Arthur Rassaby	Australia and United States

Function: Managing Director A

Professional Background: Alan Rassaby has served as Managing Director A of Parent since March 2014. Mr. Rassaby has served as General Counsel and Company Secretary of Avast since February 2013. He has been Parent’s Head of Human Resources since April 2016. From 2000 to 2012, he was the General Counsel of RightNow Technologies, Inc. (NASDAQ: RNOW) where he also spent several years as Company Secretary and SVP of Global Human Resources.

Vincent Wayne Steckler	United States

Function: Director, Supervisory Board.

Professional Background: Mr. Steckler has served on the Supervisory Board of Parent since March 2014. From December 2011 to March 2014, Mr. Steckler served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast. Mr. Steckler has served as Chief Executive Officer of Avast since May 2009.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Ondřej Vlček	Czech Republic

Function: Director, Supervisory Board.

Professional Background: Mr. Vlček has served on the Supervisory Board of Parent since March 2014. From December 2012 to March 2014, Mr. Vlček served on the board of directors of Avast Software B.V. and Avast Software N.V., the then parent company of Avast. Mr. Vlček has served as Chief Operating Officer of Avast since January 2014 and served as Parent’s Chief Technology Officer from January 2007 to December 2013.

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833